UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Media General, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2007

Annual Meeting

and

Proxy Statement

Thursday, April 26, 2007

11:00 a.m.

Richmond Newspapers Production Facility

8460 Times-Dispatch Boulevard

Mechanicsville, Virginia

March 13, 2007

Dear Stockholder:

I’m pleased to forward our 2007 Proxy Statement as I cordially invite you to attend Media General’s 2007 Annual Meeting on Thursday, April 26, 2007.

You will find several changes in this year’s Proxy Statement, including an expanded discussion on executive compensation. Beginning at Page 8, we have provided an overview of the Company’s compensation philosophy, and we have described how those philosophical principles translate to particular compensation programs. We then explain how these programs are affected by the Company’s performance and results. More extensive tables provide detail on the elements of 2006 total compensation for our Chief Executive Officer, our Chief Financial Officer and several other senior executives, including me. There is a similar discussion of the objectives behind, and the details of, the compensation for our Directors, a significant majority of whom are not employees of the Company.

In addition to the annual election of Directors, we again are seeking Stockholders’ approval for amendments to our Long-Term Incentive Plan. Stockholders declined to make similar changes last year. The new proposal contains significant differences and would neutralize issues related to Stockholder dilution. This proposal makes good business sense, and the Board of Directors and I strongly recommend it to you. Finally, we are asking our Class B Stockholders, as provided in our Articles of Incorporation, to ratify the Audit Committee’s appointment of Ernst & Young as the Company’s independent registered public accountants for our 2007 fiscal year.

Our Annual Meeting will be held at the Richmond Newspapers Production Facility, 8460 Times-Dispatch Boulevard (a right turn off U.S. 301, just north of its intersection with I-295), Mechanicsville, Virginia.

I look forward to seeing you on April 26.

Yours sincerely,

J. Stewart Bryan III

Publishing • Broadcast • Interactive Media

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To the Class A and Class B Common Stockholders

    of Media General, Inc.

Please take notice that the 2007 Annual Meeting of Stockholders of Media General, Inc., will be held at the Richmond Newspapers Production Facility, 8460 Times-Dispatch Boulevard (a right turn off U.S. 301, just north of its intersection with I-295), Mechanicsville, Virginia, on Thursday, April 26, 2007, at 11:00 a.m. for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To approve amendments to the Media General, Inc., 1995 Long-Term Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2007; and

4.	To act upon such other matters as properly may come before the meeting.

Holders of the Company’s Class A and Class B Common Stock of record at the close of business on February 23, 2007, are entitled to notice of and to vote at the meeting.

Your attention is directed to the accompanying Proxy Statement.

By Order of the Board of Directors

GEORGE L. MAHONEY, Secretary

Richmond, Virginia

March 13, 2007

Stockholders are requested to vote by the Internet, by telephone or by completing and returning the accompanying proxy card in the envelope provided, whether or not they expect to attend the meeting in person. Internet and telephone voting facilities will close at 11:00 a.m. E.S.T. on April 25, 2007. A proxy may be revoked at any time before it is voted.

PROXY STATEMENT

2007 Annual Meeting of Stockholders

SOLICITATION OF PROXIES

This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Media General, Inc. (the Company), to be used at the 2007 Annual Meeting of Stockholders to be held at the Richmond Newspapers Production Facility, 8460 Times-Dispatch Boulevard (a right turn off U.S. 301, just north of its intersection with I-295), Mechanicsville, Virginia, on Thursday, April 26, 2007, at 11:00 a.m. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with instructions. Internet and telephone voting facilities will close at 11:00 a.m. E.S.T. on April 25, 2007. A proxy may be revoked by a Stockholder at any time before it is voted.

The Annual Report to the Stockholders of the Company, including financial statements for the fiscal year ended December 31, 2006, and this Proxy Statement and accompanying proxy card, are being mailed to Stockholders on or about March 13, 2007.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company had outstanding 23,570,022 shares of Class A Common Stock (Class A Stock) and 555,992 shares of Class B Common Stock (Class B Stock) as of February 23, 2007. Only holders of record at the close of business on such date will be entitled to vote, and each share of Class A or Class B Stock will be entitled to one vote on each matter as to which such class is entitled to vote.

The following table shows the stock ownership as of the most recent practicable date of all persons known by the Company to have been the beneficial owners of more than 5% of the outstanding shares of any class of the Company’s securities and the stock ownership of the directors and officers of the Company as a group. All such information is based on information furnished by or on behalf of the persons listed, who have sole voting power and sole dispositive power as to all shares of Class A and Class B Stock listed unless noted to the contrary.

Name and Address of Beneficial Holder	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
J. Stewart Bryan III	Class A	1,296,563	(1)	5.5%
333 East Franklin Street	Class B	466,162	(1)	83.8%
Richmond, VA 23219

Jane Bryan Brockenbrough	Class B	55,580	(2)	10.0%
c/o Bryan Brothers
1802 Bayberry Court, Suite 302
Richmond, VA 23226

Mario J. Gabelli	Class A	4,818,678	(3)	20.4%
One Corporate Center
Rye, NY 10580

Name and Address of Beneficial Holder	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Private Capital Management, L.P.	Class A	2,931,522	(4)	12.4%
8889 Pelican Bay Blvd.
Naples, FL 34108

Fidelity Investments Institutional Operations Company, Inc.	Class A	1,757,498	(5)	7.5%
82 Devonshire Street
Boston, MA 02109

Barclays Global Investors, NA	Class A	1,184,994	(6)	5.0%
45 Fremont Street
San Francisco, CA 94105

All directors and executive	Class A	2,177,591	(7)	9.2%
officers as a group	Class B	466,162		83.8%

(1)	The shares listed for J. Stewart Bryan III include 51,777 shares of Class A Stock held (as of January 31, 2007) for his benefit by the MG Advantage 401(k) Plan (the 401(k) Plan), 161,200 shares of Class A Stock registered in his name under the Media General, Inc., Restricted Stock Plan, 270,067 shares of Class A Stock subject to currently exercisable options, 811,530 shares of Class A Stock held by trusts of which Mr. Bryan serves as a fiduciary and shares in the control of the voting and disposition of the shares, and 466,162 shares of Class B Stock held by the D. Tennant Bryan Media Trust, of which Mr. Bryan serves as sole trustee. Mr. Bryan and the Media Trust constitute a group for certain purposes.

(2)	Jane Bryan Brockenbrough additionally has sole voting and dispositive power as to 5,000 shares of Class A Stock.

(3)	According to a Schedule 13D filed by Mario J. Gabelli and related entities, as amended on December 12, 2006, the shares listed include shares beneficially owned by Mr. Gabelli or entities under his direct or indirect control, including 3,129,798 shares beneficially owned by GAMCO Asset Management, Inc. (GAMCO), 1,685,500 shares beneficially owned by Gabelli Funds, LLC (Gabelli Funds), 1,000 shares beneficially owned by MJG Associates, Inc. (MJG), 2,000 shares beneficially owned by Gabelli Securities, Inc. (GSI) and 380 shares issuable upon conversion of Class B Stock beneficially owned by Gabelli International Limited (GIL). All such shares are also beneficially owned by Mr. Gabelli and by Gabelli Group Capital Partners, Inc., and GAMCO Investors, Inc., parent companies of GAMCO, Gabelli Funds and GSI. According to the Schedule 13D, each of Mr. Gabelli, GAMCO, the Gabelli Funds and GSI and their parent companies, and MJG and GIL, has sole dispositive and voting power over all of the shares he or it beneficially owns except that (a) GAMCO does not have authority to vote 106,700 shares beneficially owned by it and (b) if the aggregate voting power of Mr. Gabelli and his related entities should exceed 25% of the voting interest in the Company, the shares beneficially owned by Gabelli Funds will be voted by a proxy voting committee for each of the approximately 25 funds to which the Gabelli Funds provide discretionary managed account services.

(4)	According to a Schedule 13G filed by Private Capital Management (PCM) and related persons, as amended on February 14, 2007, PCM exercises shared voting and dispositive power with respect to 2,911,322 of the shares listed, and it has sole voting and dispositive power over 20,200 of the shares.

(5)	Fidelity Investments serves as trustee of the 401(k) Plan, and the 1,757,498 Class A shares held as of January 31, 2007, are held in that capacity. The 401(k) Plan provides that shares held for the 401(k) Plan are to be voted by the trustee in the same proportion as instructions received from participants. Subject to certain restrictions, participants have the right to direct the disposition of shares of Class A Stock held for their benefit by the 401(k) Plan.

(6)	According to a Schedule 13G filed on January 23, 2007, by Barclays Global Investors, NA (Barclays) and related entities, Barclays and its related entities have sole dispositive power over all, and sole voting power over 1,048,065, of the shares listed.

(7)	Of this total, 1,666 Class A shares are pledged as security. An aggregate of 723,471 Class A shares are subject to currently exercisable stock options. Please see the following table for the holdings of the Company’s Chief Executive Officer, its Chief Financial Officer, its three other highly compensated officers listed in the “Summary Compensation Table” and its Outside Directors.

	Number and Percentage* of Shares Beneficially Owned February 23, 2007
Name	Class A	%	Class B	%
Named Executive Officers (a)
J. Stewart Bryan III, Chairman (b)	1,296,563	5.5%	466,162	83.8%
Marshall N. Morton, President and Chief Executive Officer and Director (c)	247,313	1.1%	—
O. Reid Ashe, Jr., Executive Vice President and Chief Operating Officer and Director (d)	148,196		—
H. Graham Woodlief, Vice President (e)	113,030		—
John A. Schauss, Vice President-Finance and Chief Financial Officer (f)	29,737		—

Outside Directors (g)
Diana F. Cantor	1,971		—
Charles A. Davis	39,630		—
Thompson L. Rankin	13,514		—
Rodney A. Smolla	761		—
Walter E. Williams	10,133		—
Coleman Wortham, III	14,961

*	Percentages of stock ownership less than one percent are not shown.
(a)	Includes shares held in the 401(k) Plan as of January 31, 2007.
(b)	For further information as to stock held by Mr. Bryan, see Note 1 above.
(c)	Shares listed for Mr. Morton include 136,801 shares subject to currently exercisable options and 85,600 shares registered in his name under the Restricted Stock Plan.
(d)	Shares listed for Mr. Ashe include 84,000 shares subject to currently exercisable options and 59,800 shares registered in his name under the Restricted Stock Plan. Mr. Ashe is co-trustee, along with his wife, of 2,840 shares held in a revocable trust.
(e)	Shares listed for Mr. Woodlief include 65,167 shares subject to currently exercisable options and 41,700 shares registered in his name under the Restricted Stock Plan.
(f)	Shares listed for Mr. Schauss include 15,500 shares subject to currently exercisable options and 13,000 shares registered in his name under the Restricted Stock Plan.
(g)	Includes deferred Class A Stock units credited, as of December 31, 2006, to non-employee Directors’ accounts pursuant to the Media General, Inc., Directors’ Deferred Compensation Plan as indicated in “Director Compensation.”

Board of Directors and Committees of the Board

The Board of Directors held six meetings during 2006. The Company’s non-management Directors meet in executive session (that is, without Messrs. Ashe, Bryan and Morton) following regularly scheduled Board meetings. The chair is rotated alphabetically for each executive session.

The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. The charters of these committees are available on the Company’s website, www.mediageneral.com, and in print from the Investor Relations Department.

The Executive Committee presently consists of Messrs. Ashe, Bryan, Morton and Wortham. The Executive Committee is empowered, with certain limitations, to exercise all of the powers of the Board of Directors when the full Board is not in session. The Executive Committee did not meet in 2006.

The Audit Committee presently consists of Mrs. Cantor and Messrs. Rankin and Williams, each of whom is independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange and, as detailed later, each of whom additionally is an “audit committee financial expert.” This committee, established in accordance with the Securities Exchange Act of 1934 (Exchange Act), oversees the audit function of the Company, both with regard to its internal auditors and its independent registered public accounting firm. In this capacity, the committee meets with these internal and independent auditors, has sole authority to retain and terminate the Company’s independent auditors and reviews all quarterly and annual SEC filings made by the Company. The Audit Committee met five times during 2006.

The Compensation Committee presently consists of Messrs. Davis, Smolla and Wortham. All of the members of the Committee are, and during 2006 were, independent under the rules of the NYSE. This committee has general responsibility for employee compensation and makes recommendations to the Board with respect to the compensation of all Directors, officers and other key executives, including incentive-compensation plans and equity-based plans. In fulfilling its responsibilities, the Committee receives recommendations from the Chief Executive Officer, and, based on project-specific instructions, it receives from Towers Perrin, the compensation consultants it has retained directly, reports and recommendations on both short-term and long-term executive and Director compensation matters as well as on special subjects such as compensation issues associated with the Company’s CEO transition from Mr. Bryan to Mr. Morton. The Committee’s responsibilities, which are more fully described in its Charter, may not be delegated. The Compensation Committee met two times during 2006.

The Nominating & Governance Committee was established in 2007 and consists of Mrs. Cantor and Messrs. Smolla and Wortham. All of the members of the Committee are independent under the rules of the NYSE. The Committee assists the Board with the identification and consideration of, and recommends to the Board, candidates qualified to become nominees for election as Directors of the Company. It additionally is responsible for developing policies and practices relating to corporate governance, including the Company’s Principles of Corporate Governance and its Code of Business Conduct and Ethics.

Director Independence

The Board affirmatively has determined that each of its current non-management members has no material relationship with the Company and qualifies as independent under both the NYSE rules and the Company’s Director Independence Standards, which are categorical standards utilized by the Board in determining whether a Director has such a relationship with the Company. In making its independence determinations, the Board was not aware of any transactions, relationships or arrangements between the Company and the Directors it determined to be independent. Specifically, the Board has determined that Diana F. Cantor, Charles A. Davis, Thompson L. Rankin, Rodney A. Smolla, Walter E. Williams and Coleman Wortham III are independent. The Board’s policy on “related person transactions” is attached hereto as Appendix A, and the Company’s Director Independence standards are available at the Company website, www.mediageneral.com.

By virtue of Mr. Bryan’s voting control over approximately 84% of the Class B Stock, the Board could determine, and in prior years has determined, that the Company constitutes a “controlled company” under the rules of the NYSE, meaning that the Company would not be required to have a majority of independent directors, nor would it be required to maintain compensation and nominating committees comprised solely of independent directors. The Board, however, has chosen a different approach; instead, a significant majority of the Company’s Directors are independent, and as described previously, the Board maintains Audit, Compensation and Nominating & Governance Committees comprised solely of independent Directors.

Audit Committee Financial Experts

The Board of Directors has determined that all of the members of the Audit Committee are “audit committee financial experts” in accordance with applicable SEC rules. In reaching this conclusion, the Board considered each Audit Committee member’s qualifications in the aggregate, including the following relevant experience.

•

Mrs. Cantor has served as a Director of the Company since 2005 and has been a member of the Audit Committee for each of those years. For the last eleven years, she has been the Executive Director of the Virginia College Savings Plan, an independent agency of the Commonwealth of Virginia, and in that capacity actively supervises those charged with the preparation of that agency’s financial statements. She also works closely with the agency’s independent auditors in the preparation, audit, analysis and evaluation of the agency’s financial and actuarial statements, which are included in the Commonwealth of Virginia’s financial reports. She has degrees from the University of Florida (B.S. in Accounting), the University of Miami (M.B.A) and New York University (J.D.). She formerly was an active Certified Public Accountant and is a member of the Virginia, New York and Florida bar associations. She previously was an associate at Kaye, Scholer, Fierman, Hays & Handler and held several positions, including Vice President, at Goldman, Sachs & Co. Mrs. Cantor additionally serves as a director and member of the audit committee of Domino’s Pizza, Inc.

•

Mr. Rankin has served as a Director of the Company from 1985-1994 and since 2001 and has been a member of the Audit Committee for each of those years. He also has been the chief operating officer, president and chief executive officer of Lykes Bros., Inc., and chairman and chief executive officer of Lykes Energy, Inc., and in such capacities has actively supervised those companies’ principal financial officers, principal accounting officers, controllers, internal auditors and the services of its independent public accountants. He additionally serves as a director of TECO Energy, Inc., where he is a member of that company’s audit committee and its finance committee.

•

Mr. Williams has served as a Director of the Company since 2001 and has been the Chairman of the Audit Committee since 2003. He has degrees in economics from California State University (B.A.) and UCLA (M.A. and Ph.D.). He has served for over 20 years on the faculty of George Mason University, where he is the John M. Olin Distinguished Professor of Economics and was the department chairman from 1995 to 2001. He is also an author, columnist and frequent television and radio commentator.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and operates under a written charter adopted by the Board. Company management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling these oversight responsibilities, the Committee has reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the suitability, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, the Committee has discussed with the Company’s independent registered public accounting firm its judgments as to the suitability, not just the acceptability, of the accounting principles adopted by the Company as well as such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (PCAOB). The Committee also has discussed with the independent auditors the auditors’ independence from management and the Company, including matters in the written disclosures and letter required by the PCAOB and received by the Committee, and it has considered whether the auditors’ provision of non-audit services is compatible with the auditors’ independence. It also reviewed the Company’s compliance with the internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements at, and for the three years ended December 31, 2006, be included in the Annual Report on Form 10-K for filing with the SEC.

The Audit Committee

Walter E. Williams, Chairman

Diana F. Cantor

Thompson L. Rankin

Audit and Non-Audit Fees

A copy of the Audit Committee’s Pre-Approval Policy and Procedures is attached hereto as Appendix B.

The following table presents fees billed by Ernst & Young LLP for services provided during fiscal 2006 and 2005. All services reflected in the fees below were pre-approved by the Audit Committee in accordance with its established procedures.

	2006	2005
Audit Fees (a)	$1,240,000	$1,266,000
Audit-Related Fees (b)	31,000	56,000
Tax Fees (c)	—	69,000
All Other Fees	—	—

Total	$1,271,000	$1,391,000

(a)	Audit Fees include professional services provided for the audit of the Company’s annual financial statements as well as reviews of the Company’s quarterly reports on Form 10-Q and fees for professional services for the audit of the Company’s internal controls under Section 404 of the Sarbanes-Oxley Act.

(b)	Audit-Related Fees include audits of the Company’s employee benefit plans in both years and due diligence procedures in 2005.

(c)	Tax Fees in 2005 included fees for professional services for tax-related advice and compliance including reviewing federal and state tax returns and executive tax services for the 2004 calendar year. Executive tax services are no longer provided to the Company by Ernst & Young.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview of the Company’s Executive Compensation Philosophy

Media General’s compensation system is a management tool that is used to support and reinforce key operating and strategic goals. It is applied consistently to all salaried employees.

The Company’s compensation programs for management employees are designed to build a strong link between an individual’s performance and his or her related compensation opportunities as well as to align the interests of key employees with those of the stockholders. These two elements induce eligible employees to be more responsive to the needs of the Company. Periodically, the Company reviews its compensation programs with independent consultants who report directly to the Compensation Committee of the Board of Directors to ensure that the compensation program is competitive and is designed to increase shareholder value.

The Compensation Committee feels that a tightly administered program that rewards eligible managers for appropriate performance is a constructive way to attract and retain talented personnel.

Specific Components of the Executive Compensation Program and Approach to Determining Compensation Levels and Allocations

There are three components to total executive compensation at Media General: base salary and short- and long-term incentives. Using both general and specific media industry surveys targeted to the Company’s size along with published data on executive compensation levels, the Compensation Committee has established second quartile (51st-75th percentile) targets for each component. The number of companies participating in such surveys varies but provides for a statistically meaningful group in any given year.

While the Company does not have a specific policy regarding either the allocation of compensation among cash and non-cash or current and long-term components, the Company has an established compensation practice for the allocation of such components. Base salary levels are determined with reference to external competitive levels (as described previously) in addition to other factors including individual and company performance. Pay and performance then are linked through the use of the two incentive programs described more fully below. Eligibility to participate in the Company’s annual and long-term incentive programs is determined by the Compensation Committee assisted by recommendations from the Chief Executive Officer.

The short-term incentive program combines specific threshold, target and maximum performance goals established at the beginning of the measurement year with award targets. Goals are based on profit and asset utilization levels and are established individually for each business unit and for the Company as a whole. No incentive awards are paid until an aggregate corporate cash flow threshold (which is reset annually) is attained. Cash awards are paid based on the accomplishment of these goals. Maximum awards for operating units are attained at 150% of the performance goal, with a maximum payout at 250% of the targeted incentive award. At the corporate level, maximum awards are attained at 120% of the performance goal with a maximum payout at 200% of the targeted incentive award.

Over the past five years, performance goal achievement for the named executive officers has been within a range of 89% to 103%. Performance goals for 2007 were established using a similar methodology. Barring exceptional circumstances, which, in the Compensation Committee’s opinion, were not under operating control, no bonuses are paid at either the operating or corporate level for performance that is less than 80% of the performance goals.

A long-term incentive program is used to reward sustained stock price growth and/or achievement of long-term, pre-established earnings per share growth targets. Awards in this program historically have been made in the form of stock options (typically awarded to eligible participants annually at fair market value on the grant date, vesting annually over a three-year period) and Performance-Accelerated Restricted Stock (such PARS awards were typically granted to selected executive officers in odd-numbered years with ten-year restrictions on sale that could be lifted earlier if pre-established earnings per share growth targets were met). The combined expected value of stock-based awards has been targeted to achieve competitive levels of total compensation; for those selected executive officers who have been eligible to receive both PARS and stock options, annual grants have been awarded on the basis that 60% of the competitive long-term incentive target would be delivered through PARS. In this fashion, the relative value of a given award at the end of a measurement period has been heavily dependent on the growth in value of the common stock of the Company over the period during which vesting occurs. The vesting and ten-year trading restrictions have emphasized the long-term nature of these awards and have encouraged eligible employees to remain in the employ of the Company.

Additionally, qualified and non-qualified retirement plans, as well as an executive life insurance program, are designed to provide retirement income to executives (and their beneficiaries) who have contributed to the long-term success of the Company. Qualified retirement plans (i.e., Media General Advantage Retirement Plan and 401(k) Plan) are available to all employees, including named executive officers. Non-qualified retirement plans (i.e., Supplemental Executive Retirement Plan, 1985 Deferred Compensation Plan, Deferred Compensation Plan, and Supplemental 401(k) Plan) are generally designed to provide benefits where federal benefit and compensation limitations would adversely affect the executive’s ability to fully participate in the qualified retirement plans.

At the Company’s April 27, 2006, Annual Meeting, Stockholders did not approve amendments to the Media General, Inc. Long-Term Incentive Plan, that, among other things, would have reserved additional shares of Class A Common Stock available for awards under that Plan. The Company’s Board of Directors believes it is important to maintain, to the greatest extent possible, the same long-term compensation objectives described above for 2007 and beyond. Accordingly, on January 31, 2007, on the recommendation of the Compensation Committee, the Board adopted the Stock Appreciation Rights Plan (SARs Plan) and approved grants of individual awards thereunder.

The SARs Plan allows the Company to maintain its long-term compensation objectives with an incentive that aligns the recipient’s interests with those of the Company and its shareholders. A SAR, which is settled in cash, provides the grantee the ability to derive benefit from appreciation in the value of the Company’s Class A Common Stock. The amount realized upon exercise of a SAR is the difference between the fair market value of Class A Common Stock on the date of grant and the fair market value of Class A Common Stock on the date of exercise, subject to a maximum increase in value (100% for awards granted in 2007). SARs vest ratably over a three-year period from the date of grant and have a maximum five-year term. SARs vest immediately upon the grantee’s death or disability during employment or upon retirement after age 63 with 10 years of service provided that the grantee is employed on December 31 of the year in which the SAR was granted. Upon termination of employment, the grantee has up to 12 months thereafter to exercise any vested SAR.

Role of Executive Officers in the Compensation Process

When determining executive compensation, the CEO (with the assistance of the VP, Human Resources) is responsible for compensation recommendations for named executive officers (other than the CEO and Chairman positions) and presents these recommendations to the Compensation Committee. The CEO’s and Chairman’s compensation packages are determined by the Compensation Committee in consultation with independent advisers and are approved by independent members of the Board during executive session.

Total Compensation Benchmarking Approach

The Company’s Human Resources Department, assisted by compensation consultants, periodically reviews and summarizes for the Compensation Committee, published survey and proxy data related to specific media industry companies targeted to the Company’s size (in 2006, over 100 companies were included in the survey). As mentioned previously, guidelines for base salaries, annual incentives and long-term incentive grants are targeted between the 51st and 75th percentile of the survey data for each component of compensation. The Company may provide compensation above or below this targeted range based on such factors as the executive’s operating responsibilities, management level, experience, and performance in the position.

Factors That May Trigger Material Increases or Decreases in Compensation

Several factors are utilized in determining increases or decreases in compensation levels. These may include promotions, performance-based increases to base salary, market-based compensation trends such as changes in typical target annual incentive levels or changes in market long-term incentive values, internal considerations such as changes in an executive’s responsibility, and actual performance achieved compared to performance targets.

Structure of Compensation Elements and Link to Company and Individual Performance

Base salary levels for officers are determined based on factors including: company performance, individual performance, market salary data and internal equity considerations.

For annual incentives, the payout level is based on overall Company and business unit results in relation to the minimum, target, and maximum performance goals established for the year. Bonuses paid to individual executives are based on the actual financial results in relation to the target goals established under the plan. The weighting between total company and business unit performance is summarized for each named executive officer in the following table:

Executive	Total Company Weighting	Business Unit Weighting
J. Stewart Bryan, Chairman	100%
Marshall N. Morton, CEO	100%
O. Reid Ashe, Jr., COO	100%
John A. Schauss, CFO	100%
H. Graham Woodlief, Vice President	20%	80%

Relevance of Corporate Performance

The Company believes that individual performance of senior executives can have significant impact on overall Company results. Therefore, overall corporate and media industry financial and stock price performance, along with other factors, is considered in the base salary decisions for the subsequent year.

Corporate and business unit profit and asset utilization performance as well as overall corporate cash flow are considered in the determination of annual incentives, as mentioned previously.

In the case of stock options and SARs, the executive is rewarded as the Company’s stock price increases above the price of the award at the time it was granted.

As indicated previously, restrictions on PARS awards lapse in ten years but can lapse on an accelerated basis if pre-established earnings per share (EPS) growth targets are met. Compound EPS growth targets are established at the time of grant for three, five, and seven years. If average annual EPS growth from the grant date exceeds these pre-set targets for that period, then restrictions lapse on all shares. The calculation of EPS excludes the impact of accounting changes and gains or losses on sales of significant assets. The executive must remain with the Company for the specified period of time. The realized value from the grant is tied to the Company’s stock price. PARS awards entitle executives to receive dividends on the shares.

Stock Ownership Guidelines

The Company believes ownership of stock aligns executives’ interests with those of the stockholders and signals executives’ continued and growing commitment to the Company. As such, the Company has the following stock retention and ownership guidelines for select executives, including the named executive officers and all executive officers:

On exercise of stock options or upon the release of restrictions on PARS, after shares have been sold to cover the cost of exercise and any taxes due, executives in the groups mentioned above are strongly encouraged to retain at least 50% of the remaining shares. Prospectively, upon exercise of a SAR and payment of the applicable income taxes, the same executives are strongly encouraged to use at least 50% of the remaining proceeds to purchase (and retain) shares of Class A Common Stock from the Company.

Allocation Among Different Forms of Long-term Incentive Awards

Prior to 2007, the overall target long-term incentive value for the named executive officers was allocated between PARS grants (60%) and stock options (40%). The fair market value of PARS, at the date of the grant, was used to determine the number of shares to be granted to deliver 60% of the overall long-term incentive value. A pricing model was used to determine the number of options to be granted to deliver 40% of the overall long-term incentive value. In January 2007, all long-term incentive awards were granted in the form of SARs.

Timing of Equity-Based Compensation Awards

Until 2007, PARS awards were granted in January of odd-numbered years, and stock options were typically granted in January each year at the Compensation Committee’s meeting which occurs on the day the Company releases earnings for the year. Grants were made during the same meeting at which the Compensation Committee determined all elements of officers’ compensation for the year, except salary (which was and is determined at the Committee’s November meeting). Equity awards were based on an average of the high and low stock prices on the day of the grant. Initial grants for newly hired executives and those executives promoted during the course of the year did not occur until the subsequent January’s Compensation Committee meeting. Awards under the SARs Plan were made at the Committee’s January 2007 meeting. SARs awards were based on the closing price on the day of grant.

Consideration of Compensation or Amounts Realizable From Prior Compensation in Setting Other Elements of Compensation

The Compensation Committee can consider compensation realized or potentially realizable from prior compensation awards when setting current year’s compensation levels.

Triggering Events that Provide for Termination Payments

The Company provides payments upon retirement through its qualified and non-qualified retirement benefit programs. The rationale for providing non-qualified retirement income benefits is based on competitive market practice and to restore benefits that otherwise would be provided under the qualified retirement plans were it not for federal benefit and compensation limitations. The Company has not entered into any other termination payment agreements with any of the named executive officers.

Accounting and Tax Issue Effects on Executive Compensation

Accounting and tax issues are explicitly considered in setting compensation policies, especially with regard to the Company’s choice of long-term incentive types. The Company utilized FASB Statement No. 123R Share-Based Payment (FAS 123R) to record the expense of both stock options and PARS due in part to the fixed plan accounting treatment prescribed by that standard. For both vehicles, the expense per share granted is substantially fixed at grant although actual forfeitures that differ from estimates can cause adjustment. The Company’s performance relative to the pre-set EPS targets under the PARS plan is reviewed each reporting period. Any necessary adjustments are recog -

nized prospectively, based on the remaining term over which the restrictions are expected to lapse. In addition to the impact accounting treatment has had in the selection of long-term incentive types, the Company also regularly quantifies the overall expense arising from the compensation program.

SARs awards are also subject to FAS 123R but due to the fact that the awards are settled in cash, compensation expense is adjusted each quarter to reflect the current fair value of the awards. Although the expense is variable, the Compensation Committee elected to maintain the long-term incentive objectives previously offered by stock options and PARS.

With regard to policies on IRS limits (Section 162(m)) on the deductibility of compensation, the Compensation Committee generally seeks to maximize the deductibility of compensation paid to executive officers. However, it also recognizes that the payment of non-deductible compensation under 162(m) may at times be in the best interests of the Company and therefore the Committee maintains flexibility regarding compensation that is non-deductible.

CEO Compensation

On July 1, 2005, Marshall N. Morton assumed the responsibilities of the Company’s Chief Executive Officer from J. Stewart Bryan III, pursuant to an established transition plan; he was formerly Vice Chairman and Chief Financial Officer. Mr. Bryan continues to serve as Chairman of the Company’s Board of Directors.

The Compensation Committee considered CEO compensation issues over several meetings before and after the effective date for this transition. Guided by studies conducted by its independent compensation consultants both with respect to CEO compensation at peer companies and other companies that recently had experienced similar transitions, the Committee determined and recommended to the Board of Directors that only compensation level adjustments rather than structural changes were necessary in connection with this transition.

The Board of Directors believes that compensation adjustments for Mr. Bryan and Mr. Morton during the transition should reflect each executive’s level of involvement in the transition, Mr. Morton’s familiarity with the industry and the Company and, finally, the pace of the transition. It was decided that a measured approach would be appropriate over a several-step transition period beginning with Mr. Morton’s assumption of chief executive responsibilities on July 1, 2005. Taking the first step, the Board adopted a July 1, 2005, increase in Mr. Morton’s base compensation. At the beginning of 2006, the Board reduced Mr. Bryan’s annual base compensation and annual and long-term incentive award multiples and increased Mr. Morton’s annual and long-term incentive award multiples. Effective January 1, 2007, the Board again reduced Mr. Bryan’s annual base compensation and increased Mr. Morton’s annual base compensation.

Summary Compensation Table

The following table sets forth total compensation for 2006 for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
J. Stewart Bryan III, Chairman	2006	$730,000	$828,213	$397,791	$324,332	$242,345	$642,541	$3,165,222
Marshall N. Morton, President and Chief Executive Officer	2006	785,000	497,694	317,919	475,592	886,406	319,503	3,282,114
O. Reid Ashe, Jr., Executive Vice President and Chief Operating Officer	2006	550,000	380,335	396,338	199,931	816,770	178,815	2,522,189
H. Graham Woodlief, Jr., Vice President	2006	510,000	233,556	126,827	171,051	528,250	149,962	1,719,646
John A. Schauss, Vice President-Finance and Chief Financial Officer	2006	344,000	84,097	110,060	97,259	148,233	94,558	878,207

(1)	Stock awards represent the value of shares expensed pursuant to Financial Accounting Standard Board Statement 123(R), Shared-Based Payment (FAS 123R) during the year under the Performance-Accelerated Restricted Stock (PARS) program. Reference is also made to page 45 of the 2006 Annual Report to Stockholders, which is incorporated herein by reference, for the grant date fair values of unvested shares used in determining aggregate compensation cost.
(2)	Option awards represent the aggregate compensation cost, exclusive of estimated forfeitures, determined in accordance with FAS 123R. Reference is also made to pages 44-45 of the 2006 Annual Report to Stockholders, which is incorporated herein by reference, for assumptions made in the valuation of stock options.
(3)	Amounts classified as Bonus in previous Summary Compensation Tables are presented in the Non-Equity Incentive Plan Compensation column as they are paid only when certain performance targets are achieved (refer to the Grants of Plan-Based Awards Table for further discussion). The Company has not historically awarded discretionary bonuses.
(4)	The amount disclosed under this column for 2006 consists of the following:

Name	Above-Market Amounts Earned on Non-qualified Deferred Compensation During the Fiscal Year	Change in Present Value of Accumulated Benefits under Retirement Plan	Change in Present Value of Accumulated Benefits under Supplemental Retirement Plan (a)	Total
J. Stewart Bryan III	$18,231	$21,102	$203,012	$242,345
Marshall N. Morton	—	51,592	834,814	886,406
O. Reid Ashe, Jr.	—	32,083	784,687	816,770
H. Graham Woodlief, Jr.	9,243	101,526	417,481	528,250
John A. Schauss	—	15,821	132,412	148,233

(a)	Mr. Bryan’s change in present value of accumulated benefits under the Supplemental Retirement Plan excludes the effect of his in-service distribution of $297,558 in 2006.

(5)	The amounts disclosed under this column for the most recent fiscal year (2006) consist of the following:

Name	Annual Company Contributions to Qualified and Non-qualified Defined Contribution Plans	Dollar Value of Insurance Premiums Paid by the Company With Respect to Variable Universal Life Insurance for the Benefit of the Named Executive Officer	Tax Gross Up Associated with Variable Universal Life Insurance for the Benefit of the Named Executive Officer	Perquisites	Total
J. Stewart Bryan III	$47,259	$349,800	$245,482	$—	$642,541
Marshall N. Morton	46,025	149,061	104,610	19,807	319,503
O. Reid Ashe, Jr.	32,800	47,850	33,580	64,585	178,815
H. Graham Woodlief, Jr.	28,700	58,350	40,951	21,961	149,962
John A. Schauss	17,384	39,190	27,505	10,479	94,558

Perquisites for Mr. Bryan were less than $10,000 in aggregate and thus are excluded from total compensation. Perquisites include the incremental cost to the Company, for Mr. Morton, Mr. Ashe, Mr. Woodlief, and Mr. Schauss, of the personal usage of Company-owned automobiles; the officer is responsible for paying the associated income taxes. The Company pays for the cost of certain club memberships for Mr. Morton, Mr. Ashe, Mr. Woodlief, and Mr. Schauss primarily to facilitate business relationships; however an officer is not prohibited from using the club for non-business purposes. In addition, Mr. Morton, Mr. Ashe, and Mr. Woodlief were reimbursed for spousal travel costs on certain business trips. The Company also paid for tax preparation and financial planning services (the officer pays the associated income taxes related to these services) and annual physical examination costs for Mr. Morton, Mr. Ashe, and Mr. Woodlief. Mr. Ashe was reimbursed for costs ($48,236) incurred when he utilized his personal aircraft for business purposes. The Company reimbursed Mr. Morton for the cost of home security services. Perquisites for Mr. Morton, Mr. Woodlief, and Mr. Schauss include the ascribed value of tickets and refreshments related to usage of Company-leased stadium boxes. Stadium boxes are primarily used by the Company to entertain certain customers, vendors and their spouses; the presence of spouses and other family members of officers is not prohibited.

Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of annual incentive awards and stock options for 2006 for each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards	Closing Market Price on Grant Date	Grant Date Fair Value of Option Awards
		Threshold	Target	Maximum
J. Stewart Bryan III	1/26/2006	$200,750	$401,500	$803,000	24,300	$49.66	$49.84	$397,791
Marshall N. Morton	1/26/2006	294,375	588,750	1,177,500	52,300	49.66	49.84	847,783
O. Reid Ashe, Jr.	1/26/2006	123,750	247,500	495,000	23,400	49.66	49.84	379,314
H. Graham Woodlief, Jr.	1/26/2006	114,750	229,500	573,750	16,300	49.66	49.84	264,223
John A. Schauss	1/26/2006	60,200	120,400	240,800	9,200	49.66	49.84	149,132

Annual Incentive Plan Awards

Annual incentive payouts are based on financial targets established by the Compensation Committee each January with a minimum attainment of at least 80% of the financial target (the “Threshold”) to trigger any payout and a maximum possible payout at 120% of the financial target (150% of the financial target for Mr. Woodlief).

At its January 2007 meeting, the Compensation Committee made a final determination of annual incentive payouts as shown in the Summary Compensation Table.

Executive officers who terminate employment or who are terminated by the Company prior to the end of the fiscal year are not eligible to receive an annual incentive payout for that fiscal year. Executive officers who retire and are at least 55 years of age, with five years of service, are typically eligible to receive a prorated annual incentive based on the full year’s targeted attainment results; the same provision is applicable in the event of death or disability.

Stock Option Awards

All Other Option Awards represent the number of options of Class A Common Stock granted under the provisions of the Plan. Options have historically been awarded each January and expire 10 years after the grant date. Vesting occurs annually over a three-year period. Options granted prior to 2006 vest immediately upon an optionee’s death or disability during employment or upon retirement after age 55 with 10 years of service. Options granted in 2006 vest immediately upon retirement after age 63 with 10 years of service provided that the grantee was employed on December 31. Upon termination of employment, the employee has up to 12 months thereafter to exercise the vested option.

The exercise price of an option was calculated as the average of the high and low prices of Class A Common Stock on the date of grant. The grant date typically occurs on the day of the Compensation Committee and Board of Director meetings which are historically scheduled on the day the Company issues its fourth-quarter and full-year earnings release.

Outstanding Equity Awards Table

The following table provides a detail of outstanding stock options and PARS awards for each named executive officer as of December 31, 2006.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested as of 12/31/06 ($)
J. Stewart Bryan III	8/21/1987	12,000	—	$46.5000	(2)
	11/17/1989	15,000	—	32.5000	(2)
	1/28/1998	14,400	—	46.3750	1/28/2008
	1/28/1999	15,300	—	47.9062	1/28/2009	24,200	$899,514
	1/27/2000	29,900	—	52.0625	1/27/2010
	1/30/2001	38,100	—	51.4050	1/30/2011	50,000	1,858,500
	12/31/2001	8,900	—	50.4150	12/31/2011
	1/31/2002	39,600	—	50.3550	1/31/2012
	1/29/2003	35,100	—	56.0250	1/29/2013	45,500	1,691,235
	1/28/2004	20,933	10,467	63.2300	1/28/2014
	1/27/2005	11,134	22,266	63.1800	1/27/2015	41,500	1,542,555
	1/26/2006	—	24,300	49.6600	1/26/2016
Marshall N. Morton	11/17/1989	8,000	—	$32.5000	(2)
	1/28/1998	5,800	—	46.3750	1/28/2008
	1/28/1999	6,200	—	47.9062	1/28/2009	9,800	$364,266
	1/27/2000	8,700	—	52.0625	1/27/2010
	1/30/2001	11,400	—	51.4050	1/30/2011	15,600	579,852
	12/31/2001	5,400	—	50.4150	12/31/2011
	1/31/2002	12,500	—	50.3550	1/31/2012
	1/29/2003	22,800	—	56.0250	1/29/2013	29,600	1,100,232
	1/28/2004	14,733	7,367	63.2300	1/28/2014
	1/27/2005	8,234	16,466	63.1800	1/27/2015	30,600	1,137,402
	1/26/2006	—	52,300	49.6600	1/26/2016
O. Reid Ashe, Jr.	1/29/1997	1,600	—	$31.4375	1/29/2007
	1/28/1998	2,200	—	46.3750	1/28/2008
	1/28/1999	2,300	—	47.9062	1/28/2009	3,700	$137,529
	1/27/2000	3,100	—	52.0625	1/27/2010
	1/30/2001	4,100	—	51.4050	1/30/2011	5,600	208,152
	12/31/2001	4,300	—	50.4150	12/31/2011
	1/31/2002	8,200	—	50.3550	1/31/2012
	1/29/2003	18,800	—	56.0250	1/29/2013	24,400	906,948
	1/28/2004	12,800	6,400	63.2300	1/28/2014
	1/27/2005	7,000	14,000	63.1800	1/27/2015	26,100	970,137
	1/26/2006	—	23,400	49.6600	1/26/2016
H. Graham Woodlief, Jr.	8/21/1987	3,000	—	$46.5000	(2)
	1/28/1998	3,400	—	46.3750	1/28/2008
	1/28/1999	3,900	—	47.9062	1/28/2009	6,200	$230,454
	1/27/2000	4,900	—	52.0625	1/27/2010
	1/30/2001	6,500	—	51.4050	1/30/2011	8,800	327,096
	12/31/2001	4,000	—	50.4150	12/31/2011
	1/31/2002	7,100	—	50.3550	1/31/2012
	1/29/2003	10,000	—	56.0250	1/29/2013	13,000	483,210
	1/28/2004	6,400	3,200	63.2300	1/28/2014
	1/27/2005	3,667	7,333	63.1800	1/27/2015	13,700	509,229
	1/26/2006	—	16,300	49.6600	1/26/2016
John A. Schauss	1/30/2001	1,466	—	$51.4050	1/30/2011	3,000	$111,510
	1/31/2002	1,800	—	50.3550	1/31/2012
	1/29/2003	2,800	—	56.0250	1/29/2013	3,600	133,812
	1/28/2004	1,933	967	63.2300	1/28/2014
	1/27/2005 1/26/2006	1,734 —	3,466 9,200	63.1800 49.6660	1/27/2015 1/26/2016	6,400	237,888

(1)	The unexercisable options awarded on 1/28/04 vest on 1/28/07; the unexercisable options awarded on 1/27/05 vest evenly on 1/27/07 and 1/27/08; one-third of the options awarded on 1/26/06 vest on 1/26/07, one-third vest on 1/26/08, and one-third vest on 1/26/09.
(2)	These options are exercisable during the continued employment of the optionee and for a three-year period thereafter.
(3)	Restrictions on PARS awards granted on 1/28/1999 automatically lapse on 1/28/2009; restrictions on stock awards granted on 1/30/2001 automatically lapse on 1/30/2011; restrictions on stock awards granted on 1/29/2003 automatically lapse on 1/29/2013; restrictions on stock awards granted on 1/27/2005 automatically lapse on 1/27/2015. If certain pre-established earnings per share targets are achieved vesting may accelerate to either a three, five or seven year period. PARS recipients are entitled to all the ownership rights of other Class A stockholders including dividends. However, PARS cannot be sold or traded, and the ownership reverts to the Company upon termination of employment. Upon death or disability, or upon retirement after attaining age 63, executive officers vest in a pro-rata portion of the shares awarded.

Option Exercises and Stock Vested Table

The following table provides information with respect to options exercised during fiscal 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
J. Stewart Bryan III	20,300	$128,056
Marshall N. Morton	16,300	207,049
O. Reid Ashe, Jr.	1,600	10,248
H. Graham Woodlief, Jr.	—	—
John A. Schauss	—	—

Pension Benefits Table

The following table provides information regarding estimated pension benefits for each of the named executive officers as of and for the fiscal year ended December 31, 2006. For purposes of calculating the present value of accumulated benefits in the table below, the normal retirement age (the age at which the participant is eligible for unreduced benefits) is 65 for the Media General Advantage Retirement Plan and 63 for the Supplemental Retirement Plan. Reference is made to pages 46 through 49 of the 2006 Annual Report to Stockholders, which is incorporated herein by reference, for assumptions made in valuing the pension benefits below.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. Stewart Bryan III	Media General Advantage Retirement Plan	41	$1,343,416	$ —
	Supplemental Retirement Plan	15	3,861,635	297,558
Marshall N. Morton	Media General Advantage Retirement Plan	17	408,964	—
	Supplemental Retirement Plan	15	5,615,790	—
O. Reid Ashe, Jr.	Media General Advantage Retirement Plan	10	196,047	—
	Supplemental Retirement Plan	10	3,365,825	—
H. Graham Woodlief, Jr.	Media General Advantage Retirement Plan	42	1,117,141	—
	Supplemental Retirement Plan	15	3,025,660	—
John A. Schauss	Media General Advantage Retirement Plan	5	71,512	—
	Supplemental Retirement Plan	5	446,904	—

(1)	The maximum number of years of credited plan service under the Supplemental Retirement Plan is 15 years. Years begin to be counted following admission to the Supplemental Retirement Plan.

Media General Advantage Retirement Plan

The Media General Advantage Retirement Plan is a funded, qualified non-contributory defined benefit plan which covers substantially all employees hired before January 1, 2007. Employees become fully vested in plan benefits upon the earlier of completing five years of service or reaching age 65. Plan benefits begin either upon normal or late retirement after age 65 or upon early retirement after age 55 with at least ten years of service.

Each employee’s retirement benefit is based on a formula that uses average monthly compensation (salary and non-equity incentive awards), Social Security wages, and years of benefit service as its key inputs. Additional years of service are not granted under the plan. The plan was frozen, effective December 31, 2006, and participants receive years of service credit through that date or their date of termination, if earlier. The total amount of compensation to be factored into the benefit payment is subject to a federal limit. Mr. Bryan is eligible to receive retirement benefits.

Mr. Morton, Mr. Ashe, and Mr. Woodlief are eligible to receive early retirement benefits. Benefits for any employee who elects early retirement are calculated in a manner similar to that described above; however, the amount of benefit is reduced by a formula based on retirement age and years of service through December 31, 2006.

Married participants are paid a joint and 50% survivor annuity, with the accrued benefit paid monthly over the life of the retiree. Upon the retiree’s death, 50% of this benefit is paid monthly to the surviving spouse. Participants alternatively may elect a life-only annuity payment, fixed payments for life plus 10 years, leveling payments (which consider the effects of Social Security payments), a 100% survivor annuity or, for amounts under $10,000, a lump-sum payment.

Supplemental Retirement Plan

The Supplemental Retirement Plan (SERP) is an unfunded, non-qualified, non-contributory defined benefit plan which provides selected employees with the opportunity to receive a retirement benefit that may exceed the limitations of the qualified defined benefit plan. SERP participants are eligible to receive an early retirement benefit upon reaching age 55 with one year of plan service and are eligible to receive an unreduced retirement benefit upon reaching age 63 with fifteen years of plan service. The Company has not historically granted additional years of service. Mr. Morton, Mr. Ashe, and Mr. Woodlief are eligible to receive reduced early retirement benefits. As discussed below, Mr. Bryan is currently receiving benefits.

The SERP benefit is based on a formula that uses average annual compensation (salary and non-equity incentive awards) for the five calendar years during which compensation was highest together with years of plan service as its key inputs. The minimum possible benefit, for participants age 55 with one year of plan service, is 2.5% of average annual compensation. Plan participants age 63 with 15 years of plan service receive a maximum combined benefit under the SERP and qualified pension plan which is equal to 55% of the participant’s average annual compensation.

If a plan participant becomes disabled and is unable to return to work for an indefinite period of time, the participant becomes eligible to receive a supplemental benefit. The benefit is determined as the excess of the employee’s base salary and incentive award (adjusted for Social Security benefits) over any other compensation, including self-employment income, received by the employee.

After retirement, SERP participants are prohibited from engaging in any business that is in competition with the Company’s business, without the written consent of the Company. Accrued benefits for participants who violate this non-compete clause are subject to forfeiture.

Participants are permitted to elect receipt of an in-service distribution calculated as the lump-sum present value of the accrued benefit earned prior to January 1, 2005. Participants who elect this option receive 35% of the benefit immediately after making the election and the remaining benefit as a life annuity beginning in January of the second year following the first payment. Mr. Bryan received an in-service distribution of $297,558 in 2006 based on an election made prior to January 1, 2005.

Upon retirement, married participants receive an annuity benefit whereby the accrued benefit is paid monthly over the lifetime of the employee. Upon death, the plan participant’s spouse continues to receive a lower monthly benefit. Participants may also irrevocably elect to receive a reduced benefit in exchange for at least 120 monthly benefit payments to the employee and spouse. The present value of an unmarried participant’s death benefit is payable in a lump-sum to the participant’s estate if he or she was an employee at the time of death. Payments to participants who are key employees (as defined by the Internal Revenue Code) will be delayed for six months following termination or retirement for benefits earned after December 31, 2004.

Non-qualified Deferred Compensation Table

The following table summarizes, for each named executive officer, the activity during the last fiscal year related to the Company’s non-qualified deferred compensation plans.

Name	Plan Name	Executive Contributions in 2006 ($) (2)	Registrant Contributions in 2006 ($) (2)	Aggregate Earnings in 2006 ($) (3)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at 12/31/06 ($)
J. Stewart Bryan III	1985 Deferred Compensation Plan (1)	$—	$—	$23,780	$—	$245,453
	Supplemental 401(k) Plan	44,000	38,459	(390,842)	—	1,224,273
Marshall N. Morton	Deferred Compensation Plan	413,070	—	276,481	—	2,204,223
	Supplemental 401(k) Plan	44,000	37,225	(172,860)	—	582,834
O. Reid Ashe, Jr.	Deferred Compensation Plan	—	—	106,450	(84,278)	870,428
	Supplemental 401(k) Plan	24,000	24,000	(50,136)	—	183,831
H. Graham Woodlief, Jr.	1985 Deferred Compensation Plan (1)	—	—	12,241	—	73,445
	Deferred Compensation Plan	—	—	61,216	—	399,940
	Supplemental 401(k) Plan	19,900	19,900	(70,324)	—	240,178
John A. Schauss	Deferred Compensation Plan	15,800	—	16,367	—	118,214
	Supplemental 401(k) Plan	10,000	8,584	(14,531)	—	56,203

(1)	The aggregate balance represents the post-retirement benefit from the 1985 Deferred Compensation Plan which vests at age 65. Mr. Bryan is fully vested in his balance but Mr. Woodlief’s balance is unvested.
(2)	Amounts reported as executive contributions are included in the salary and non-equity incentive compensation columns of the Summary Compensation Table for each executive. Amounts reported as registrant contributions are included in the all other compensation column of the Summary Compensation Table for each executive.
(3)	Aggregate earnings represent interest and dividends earned as well as unrealized gains and losses. Aggregate earnings include $18,231 for Mr. Bryan and $9,243 for Mr. Woodlief in above-market earnings which were reflected in the Summary Compensation Table.

1985 Deferred Compensation Plan

The 1985 Deferred Compensation Plan permitted certain executives to defer a portion of their base salary for 1985 only. Mr. Bryan and Mr. Woodlief deferred $25,000 and $10,000, respectively. Beginning on January 1, 1992, the participating executives received four annual installment payments, each of which equaled the amount deferred.

The plan, which is supported by insurance policies purchased at its inception, accrues interest at rates of 21% (Mr. Bryan) and 20% (Mr. Woodlief). If a participant remains employed through age 65, the Company pays an accrued benefit in fifteen substantially equal installments beginning on the date of retirement. Mr. Bryan is currently eligible to receive benefits upon his retirement while Mr. Woodlief will become vested when he reaches age 65.

If a participant dies after age 65, the Company continues to pay the benefit to the designated beneficiary. Accrued benefits are forfeited if the participant terminates for any reason prior to age 65, if the participant is terminated for cause after age 65, or if the participant violates a non-compete clause. Payments to participants who are key employees (as defined by the Internal Revenue Code) will be delayed for six months following termination or retirement for benefits earned after December 31, 2004.

Deferred Compensation Plan

Generally, participants in the Deferred Compensation Plan are employees who earn amounts over certain qualified plan limits. Participants can elect to defer, on a pre-tax basis, up to 80% of their annual salary and up to 100% of their non-equity incentive awards and earn a tax-deferred return on these amounts. Elections to defer salary and non-equity incentive awards must be made in the year prior to the year the compensation is earned.

Employees who participate can select from a combination of eight “phantom” equity and bond funds. These funds had returns ranging from approximately 4% to 26% during 2006. Unlike a 401(k) plan, the obligation resides with the Company and earnings are credited to each participant’s account based on hypothetical rather than actual investment activity. Prior to 1999, participants had the option to participate in a variable interest account which earned income based on the same interest rate applicable to the Company’s long-term borrowings. While this fund choice no longer exists for current deferrals, some participants continue to maintain a portion of their balance in this account. Investment choices can be changed at any time; however, no amounts can be transferred into the variable interest account.

The allowable methods of distribution, which must be elected prior to or at the time of the deferral, are summarized below:

•

Retirement or death after retirement – participants can elect to receive a lump sum or annual payments of up to 20 years upon normal retirement at age 65 or early retirement at age 55 with 5 years of service. In case of death, the designated beneficiary will receive any remaining annual payments.

•	Termination of employment, disability, or death prior to retirement – amounts will be paid to the participant or designated beneficiary in a lump sum or in annual payments of up to 10 years.

•

Interim distributions – participants who are actively employed and who have fulfilled the three-year waiting period can receive all or a portion of one year’s deferral plus accrued earnings provided the election was made at the time of deferral.

Payments to participants who are key employees (as defined by the Internal Revenue Code) will be delayed for six months following termination or retirement for benefits earned after December 31, 2004.

Mr. Ashe received an interim distribution of $84,278 in 2006.

Supplemental 401(k) Plan

The Supplemental 401(k) Plan is a non-qualified plan which permits certain executives to defer amounts that are above the federal 401(k) limit and obtain Company matching funds and earnings on those deferrals. The maximum annual amount that can be deferred into the supplemental plan is indexed to the federal maximum defined contribution level ($44,000 in 2006). All participant account balances are invested in Media General Class A Common Stock held by a third-party trust.

The employer matching contribution is equal to the lesser of: a) 100% of the participant’s contribution or b) 4% of the participant’s salary, non-equity incentive plan awards, and flexible credits (used for purposes of maintaining healthcare insurance and other benefits offered to all employees), minus the government’s qualified contribution earnings limit ($220,000 in 2006).

Upon termination of employment for any reason, the participant (or beneficiary) receives a distribution of Media General Class A Common Stock. Participants cannot receive any distributions (including loans) while actively employed. Payments to participants who are key employees (as defined by the Internal Revenue Code) will be delayed for six months following termination or retirement for benefits earned after December 31, 2004.

Potential Payments Upon Termination or Change-in-Control

The Company provides no benefits to any employee, including named executive officers, in the event of a change-in-control. The Company has no agreements to provide incremental benefits to named executive officers in the event of pre-retirement termination (voluntary or involuntary). As summarized in the accompanying table, the Company maintains certain plans that require the Company to provide compensation to named executive officers of the Company in the event of retirement, death or disability; the provisions apply to all participants of a particular plan equally. The accompanying table excludes plans that are available generally to all salaried employees. As the named executive officers are vested in their account balances under the previously described Deferred Compensation and Supplemental 401(k) plans, reference to those plans is also excluded.

Executive Benefits and Payments Upon Specified Triggering Event	Retirement	Disability	Death
Compensation:
Performance-Accelerated Restricted Shares (PARS)	Upon retirement after age 63, a pro-rata portion of the restricted shares becomes vested.	Upon disability, a pro-rata portion of the restricted shares becomes vested.	Upon death, a pro-rata portion of the restricted shares becomes vested.
Stock Options	For grants prior to 2006, all options become fully vested upon retirement after age 55 with 10 years of service. For the 2006 grant all options become fully vested after age 63 with 10 years of service, provided the individual is employed on December 31.	Upon disability, all options become fully vested.	Upon death, all options become fully vested.
Executive Incentive Plan	Employees who retire (age 55 or older with at least 5 years of service) are typically eligible to receive a prorated bonus based on the full year’s targeted attainment results.	Employees who become disabled (age 55 or older with at least 5 years of service) are typically eligible to receive a prorated bonus based on the full year’s targeted attainment results.	Upon death, employees (age 55 or older with at least 5 years of service) are typically eligible to receive a prorated bonus based on the full year’s targeted attainment results.
Benefits and Perquisites:
Supplemental Retirement Plan (SERP)	SERP participants are eligible to receive an unreduced retirement benefit upon reaching age 63 with fifteen years of plan service. Participants are eligible to receive a reduced early retirement benefit upon reaching age 55 with one year of service.	If a SERP participant becomes disabled for an indefinite period of time, the participant becomes eligible to receive a supplemental benefit which effectively maintains their current compensation (salary and non-equity incentive award) during the period of disability.

A participant’s spouse receives 80 percent of the amount to which the participant was entitled, less payments due under the qualified pension plan. Unmarried participants’ estates receive a lump-sum payment if the participants were employees at the time of death.

1985 Deferred Compensation Plan	If a participant remains employed to age 65, the Company pays an accrued benefit in fifteen substantially equal installments beginning on the date of retirement.	There are no specific provisions for participants who become disabled prior to reaching age 65.	For participants who retired after age 65 or who are actively employed and age 65 and older, the Company pays the vested retirement benefit to the designated beneficiary.
Life Insurance Premiums Paid on Behalf of Officer and Associated Tax Gross Up	Retired employees (age 55 or older with 5 or more years of service) are eligible for continued Company-paid life insurance premium and tax gross-up payments until age 65. The targeted death benefit is generally equal to 150% of compensation (salary and non-equity incentive award).	For disabled employees, the targeted death benefit is generally equal to 300% of final compensation up to age 55. The targeted death benefit generally decreases to 150% of compensation between ages 55 to age 65.	For active employees who die prior to age 65, the targeted death benefit is generally equal to 300% of compensation.
Executive Tax Preparation and Financial Planning	Retiring participants age 55 or older are eligible for coverage in the tax year of retirement as well as the tax year immediately following the year of retirement.	There are no specific provisions for participants who become disabled prior to reaching age 55.	A participant’s surviving spouse is eligible to be covered in the tax year of the participant’s death as well as the tax year immediately following the year of participant’s death (provided the participant is age 55 or older).

If retirement, disability, or death had occurred as of December 31, 2006, Mr. Bryan or his estate would immediately vest in 74,517 PARS with a market value of $2,769,785. He or his estate would also immediately vest in an additional 57,033 stock options, which have an intrinsic value of $0. He is currently eligible to receive a total of $406,650 spread over fifteen annual installment payments following retirement pursuant to the 1985 Deferred Compensation Plan, which is subject to a non-compete provision. Mr. Bryan, or his spouse, would continue to be eligible for income tax preparation and financial planning services related to 2006 and 2007, upon either retirement or death.

If disability or death had occurred as of December 31, 2006, Mr. Morton or his estate would immediately vest in 34,447 PARS with a market value of $1,280,383. He or his estate would also immediately vest in an additional 76,133 stock options, which have an intrinsic value of $0; if retirement had occurred as of December 31, 2006, Mr. Morton would immediately vest in an additional 23,833 stock options, which have an intrinsic value of $0. Upon retirement, the Company would continue to pay life insurance premiums and the related tax gross-up of approximately $254,000 per year on Mr. Morton’s behalf through age 65. Mr. Morton, or his spouse, would continue to be eligible for income tax preparation and financial planning services related to 2006 and 2007, upon either retirement or death.

If disability or death had occurred as of December 31, 2006, Mr. Ashe or his estate would immediately vest in 20,802 PARS with a market value of $773,198. He or his estate would also immediately vest in an additional 43,800 stock options, which have an intrinsic value of $0; if retirement had occurred as of December 31, 2006, Mr. Ashe would immediately vest in an additional 20,400 stock options, which have an intrinsic value of $0. Upon retirement, the Company would continue to pay life insurance premiums and the related tax gross-up of approximately $81,000 per year on Mr. Ashe’s behalf through age 65. Mr. Ashe, or his spouse, would continue to be eligible for income tax preparation and financial planning services related to 2006 and 2007, upon either retirement or death.

If disability or death had occurred as of December 31, 2006, Mr. Woodlief or his estate would immediately vest in 17,833 PARS with a market value of $662,834. He or his estate would also immediately vest in an additional 26,833 stock options, which have an intrinsic value of $0; if retirement had occurred as of December 31, 2006, Mr. Woodlief would immediately vest in an additional 10,533 stock options which have an intrinsic value of $0. Upon retirement, the Company would continue to pay life insurance premiums and the related tax gross-up of approximately $99,000 per year on Mr. Woodlief’s behalf through age 65. Mr. Woodlief, or his spouse, would continue to be eligible for income tax preparation and financial planning services related to 2006 and 2007, upon either retirement or death.

If disability or death had occurred as of December 31, 2006, Mr. Schauss or his estate would immediately vest in 4,412 PARS with a market value of $163,982. He or his estate would also immediately vest in an additional 13,633 stock options, which have an intrinsic value of $0.

If disabled, in addition to the benefits described above, each named executive officer is eligible to receive a supplemental benefit pursuant to the SERP plan which would effectively maintain their current compensation level (salary and non-equity incentive award) during the period of disability but not beyond retirement age. SERP benefits are subject to a non-compete clause, as discussed previously.

The obligation to pay death benefits to the beneficiary of each named executive officer pursuant to a variable universal life insurance policy is that of the insurance company, the Company only pays the insurance premiums on behalf of the named executive officer. The table below quantifies the approximate life insurance proceeds that would be payable (by the insurance company) to the beneficiary of each named executive officer upon death as of December 31, 2006:

Named Executive Officer	Estimated Life Insurance Benefit as of December 31, 2006
J. Stewart Bryan III	$5,450,782
Marshall N. Morton	5,369,908
O. Reid Ashe, Jr.	2,472,284
H. Graham Woodlief, Jr.	2,218,500
John A. Schauss	1,393,200

Director Compensation

Overview of the Company’s Director Compensation Philosophy

The Company’s director compensation program is designed to align the interests of Outside Directors with those of the Company’s stockholders and to provide competitive current compensation for services to the Board. The Compensation Committee, with the assistance of independent compensation consultants, periodically reviews and modifies the Company’s director compensation system to ensure that these objectives continue to be met.

Director Compensation

In 2006, each of the Outside Directors received an annual retainer of $116,000 for all scheduled Board meetings and two scheduled committee meetings. An additional $1,750 is paid for each unscheduled Board meeting and each committee meeting attended by an Outside Director beyond the two included in the retainer. Pursuant to the Media General, Inc., Director’s Deferred Compensation Plan, each Outside Director receives 50% of his or her annual compensation, including any additional meeting fees, in deferred Class A stock units and may elect to receive the other half of his or her annual compensation either fully in cash, fully in deferred stock units, or split evenly in cash and deferred stock units. Annual deferral elections must be made prior to the calendar year in which the retainer and additional meeting fees will be earned. In 2006, as indicated below, Mr. Gray, Mrs. Cantor, and Mr. Smolla elected to receive 50% of their annual compensation in cash; all other Outside Directors elected to receive all compensation in deferred stock units. The retainer and additional meeting fees are paid quarterly.

Prior to 2007, the number of Class A stock units was determined at the beginning of each calendar year by dividing the annual retainer fee by the value of one share of Media General Class A Common Stock, calculated as the average of the closing trading prices for the last ten trading days of the preceding calendar year. Beginning in 2007, the number of Class A stock units will be determined quarterly, based on the average of the closing trading prices for the last ten trading days of the preceding calendar quarter. Participant accounts are credited quarterly with amounts that are equivalent to dividends earned on Class A Common Stock.

Upon election to the Board of Directors, the Board member selects the method of account settlement. Upon termination from the Board for any reason, the Board member or beneficiary will be paid by one of the following methods: lump sum cash or common stock payment, lump sum cash or common stock payment (deferred for one year), annual cash or common stock payments ranging from two to ten years. If no election is made, the Director will receive a single common stock distribution as of the date of retirement. Mr. Gray retired from the Board in 2006 and was paid in a lump sum payment of 2,463 shares of Class A Common Stock as of the date of retirement.

Directors’ Stock Ownership Guideline

In 2005, to further align the interests of Directors and Stockholders, the Board of Directors adopted a share ownership guideline of 5,300 shares of the Company’s Class A Common Stock, including deferred Class A Stock units. The Board of Directors recommended that this ownership guideline be attained within five years of a Director’s election to the Board.

Outside Directors’ Total Compensation

The following table sets forth the components of total compensation during 2006 for each of the Company’s Directors who had not at any time served as an employee of the Company (an Outside Director).

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)	All Other Compensation ($) (2) and (3)	Total ($)
Charles A. Davis	$—	$(179,045)	$20,949	$(158,096)
Thompson L. Rankin	—	(59,954)	—	(59,954)
Walter E. Williams	—	(25,581)	1,061	(24,520)
Rodney A. Smolla (4)	38,667	28,136	—	66,803
Diana F. Cantor	61,500	36,445	—	97,945
Coleman Wortham III	—	46,346	—	46,346
C. Boyden Gray (5)	7,250	1,552	—	8,802

(1)	Amounts in the Stock Awards column reflect the portion of compensation cost received in Class A common stock units plus the change in the fair value of the director’s stock unit account balance determined in accordance with FAS 123R. Certain Outside Directors, as indicated below, elected to receive Class A common stock units in lieu of cash. Dividend equivalents, which have been reinvested in Class A common stock units, were considered as part of the grant date fair value of Class A common stock units and thus are excluded from total compensation. The number and fair value of common stock units received by each Outside Director, as well as the aggregate number of units held, is disclosed below.

Name	Units Received in Lieu of Cash (#)	Mandatory Units Received (#)	Dividend Equivalents Received (#)	Total Units Received (#)	Grant Date Fair Value of Units Received ($)(6)	Aggregate Number of Units Held at 12/31/06 (#)
Charles A. Davis	1,153	1,153	403	2,709	$110,566	20,049
Thompson L. Rankin	1,187	1,187	234	2,608	106,446	12,314
Walter E. Williams	1,204	1,204	188	2,596	105,879	10,133
Rodney A. Smolla	—	757	4	761	29,337	761
Diana F. Cantor	—	1,204	23	1,227	50,077	1,771
Coleman Wortham III	1,153	1,153	77	2,383	97,441	4,961
C. Boyden Gray	—	142	—	142	7,097	—

(2)	Mr. Davis was reimbursed for private air travel to four Board of Director meetings. The incremental cost to the Company was calculated as the excess of the amount paid to reimburse Mr. Davis over the amount of an equivalent first-class commercial airline ticket.

(3)	Mr. Williams is a widely syndicated newspaper columnist and is compensated for being published in three Media General publications. Media General purchases the newspaper columns from the syndicator (in the same manner as any other newspaper) who in turn pays Mr. Williams 50% of the amount charged to Media General.

(4)	Mr. Smolla was elected to the Board of Directors effective April 27, 2006.

(5)	Mr. Gray resigned from the Board of Directors effective February 19, 2006.

(6)	Includes dividend equivalents received during 2006.

Compensation Committee Report

The Compensation Committee has reviewed the section of this Proxy Statement titled “Compensation Discussion and Analysis” with the management of the Company, and the Committee has recommended that the CD&A be included in this Proxy Statement and filed with the Securities and Exchange Commission.

The Compensation Committee

Charles A. Davis, Chairman

Rodney A. Smolla

Coleman Wortham, III

ITEMS TO BE VOTED ON

The Articles of Incorporation of the Company provide for the holders of the Class A Stock voting separately and as a class to elect 30% of the Board of Directors (or the nearest whole number if such percentage is not a whole number) and for the holders of the Class B Stock to elect the balance. The Company’s Class B Stockholders have the sole right to vote on all other matters submitted for a vote of Stockholders, except as required by law and except with respect to limited matters specifically set forth in the Company’s Articles of Incorporation.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors proposes that the nominees listed below, all of whom presently are serving as Directors, be re-elected for a new term of one year and until their successors are duly elected and qualified.

Name	Age	Director Since
Class A Directors
Charles A. Davis	58	1989
Rodney A. Smolla	53	2006
Walter E. Williams	70	2001

Class B Directors
O. Reid Ashe, Jr	58	2002
J. Stewart Bryan III	68	1974
Diana F. Cantor	49	2005
Marshall N. Morton	61	1997
Thompson L. Rankin	66	2001
Coleman Wortham III	61	2004

Accordingly, of the nine directors to be elected, three will be Class A Directors to be elected by the Class A Stockholders, and six will be Class B Directors to be elected by the Class B Stockholders. The By-laws of the Company, consistent with applicable Virginia law, provide that in the election of each class of Directors, those receiving the greatest number of votes of each class of Stockholders entitled to vote for such Directors shall be elected. Abstentions and non-votes by brokers, banks and other nominee holders of record shall not be counted for or against any nominee. Unless authority is withheld, the proxies will be voted for the election as Directors of the persons named below, or, if for any reason any of such persons are unavailable, for such substitutes as the Board may propose. The Company has no reason to believe that any of the nominees will be unavailable.

Directors

CHARLES A. DAVIS, is Chief Executive Officer of Stone Point Capital LLC, a private equity firm based in Greenwich, Connecticut. Before forming Stone Point in 2005, Mr. Davis was Chairman and Chief Executive Officer of MMC Capital, Inc., and Vice Chairman of Marsh & McLennan Companies, Inc. He previously was a limited partner in The Goldman Sachs Group, L.P., and was a partner for more than five years in the investment banking firm of Goldman, Sachs & Co. Mr. Davis also serves as a director of AXIS Capital Holdings Limited, Merchants Bancshares, Inc., and Progressive Corporation.

RODNEY A. SMOLLA is the Dean of the University of Richmond, T.C. Williams School of Law. He additionally is the George E. Allen Professor of Law at the T.C. Williams School of Law and has held that position for more than five years. He also is the author of numerous books, non-fiction works, short stories and plays.

WALTER E. WILLIAMS has served on the faculty of George Mason University, Fairfax, Virginia, since 1980 and was the Chairman of the Economics Department from 1995 to 2001. He also is an author, columnist and frequent television and radio commentator.

O. REID ASHE, JR. was elected Executive Vice President of the Company in 2005 and has been Chief Operating Officer since July 2001. He previously served as the President and Publisher of The Tampa Tribune from 1997 to 2001, and he was the President and Associate Publisher of The Tampa Tribune from 1996 to 1997.

J. STEWART BRYAN III is Chairman of the Board and has served in that capacity for more than five years. He was Chief Executive Officer of the Company from 1990 until July 2005, President of the Company from 1990 to 2001 and, between 1985 and 1990, variously served as Vice Chairman of the Board, Chief Operating Officer, and Executive Vice President of the Company. He was the Publisher of the Richmond Times-Dispatch from 1978 to 2005.

DIANA F. CANTOR is the Executive Director of the Virginia College Savings Plan, an independent agency of the Commonwealth of Virginia, and has served in that position for more than five years. She was Vice President of Richmond Resources, Ltd., a real estate development, construction and management company from 1990 to 1996, and she held several positions, including Vice President, at Goldman, Sachs & Co. between 1985 and 1990. She previously was an associate at Kaye, Scholer, Fierman, Hays & Handler, a New York law firm, from 1983 to 1985. Mrs. Cantor also serves as a director of Domino’s Pizza, Inc.

MARSHALL N. MORTON is President and Chief Executive Officer of the Company and has served in those capacities since July 2005. He was the Company’s Chief Financial Officer from 1989 until July 2005, its Senior Vice President from 1989 to 2001 and Vice Chairman of the Board of Directors from 2001 to July 2005.

THOMPSON L. RANKIN retired in 1997 as President and Chief Executive Officer of Lykes Bros. Inc., having served in that position for more than five years. He also is the former Chairman of the Board and Chief Executive Officer of Lykes Energy, Inc., and served in that position for more than five years. He previously served on the Board of Directors of the Company from 1985 to 1994. Mr. Rankin also serves as a director of TECO Energy, Inc.

COLEMAN WORTHAM III is President and Chief Executive Officer of Davenport & Company LLC, a Richmond, Virginia, investment banking firm, and has served in those positions for more than five years.

The Board of Directors recommends a vote FOR each of the persons nominated by the Board.

ITEM 2—APPROVAL OF AMENDMENTS TO THE 1995 LONG-TERM INCENTIVE PLAN

The Board of Directors unanimously recommends that the Company’s Class A and Class B Stockholders approve certain modified amendments to the Media General, Inc., 1995 Long-Term Incentive Plan, as amended and restated on May 18, 2001 (Plan). The Company’s Stockholders declined to approve other amendments to the Plan at the 2006 Annual Meeting.

Like last year’s proposal, the new amendments to the Plan will increase the total number of shares of Class A Common Stock (Shares) available for awards under the Plan, and they will re-approve the material terms of the Plan and make certain other “best practice” and tax-related changes to the Plan document. Unlike last year’s proposal, however, the new 2007 amendments are estimated to provide for only three years of awards to qualified employees, and if the new 2007 amendments are approved by Stockholders at this year’s Annual Meeting, the Company will enter into an accelerated Share repurchase program shortly thereafter. Under this program, which is described more completely below, before any new awards are made under the Plan, the Company will retain a financial intermediary to repurchase in the open market the same number of Shares approved by Stockholders at the 2007 Annual Meeting, eliminating the possibility of any Share dilution as a result of the new 2007 amendments. A copy of the amended Plan document is attached hereto as Appendix C.

Background

The Plan initially was approved by Stockholders at the 1995 Annual Meeting to promote an identity of interests between Stockholders and employees by encouraging and creating significant stock ownership and to attract and retain the services of qualified employees. The Plan was amended and restated by Stockholders, based upon a recommendation from the Board of Directors, at the 2001 Annual Meeting. Those changes principally increased the total number of Shares available for awards under the Plan, increased the maximum annual awards available and added certain performance criteria that might be used in making awards.

The Board of Directors believes the Plan functioned as intended, with each Stockholder authorization (in 1995 and 2001) providing for approximately five years of additional awards. To continue the link between compensation and corporate performance, the Board last year adopted, subject to Stockholder approval, certain proposed amendments which, among other things, would have provided for six to seven years of additional awards to qualified employees.

Stockholders in 2006 declined to make these changes by a vote of 7,467,476 to 10,215,010, with 195,404 Shares abstaining.

Recognizing the need to continue the alignment of Stockholders’ and certain key employees’ interests, and because an insufficient number of Shares remained for further awards (at least on a basis that would have been consistent with the 1996-2006 awards), the Board in 2007 approved a cash-based stock appreciation rights (SARs) plan. 2007 awards made under the SARs plan permit participants to receive, in cash, appreciation in the value of Company stock based on the difference between the fair market value of Company stock on the date of grant and its fair market value on the date of exercise (subject to a cap of 100% increase in value). SARs will vest in one-third increments over a three-year period beginning on the first anniversary of the date of grant. Except in the case of death or retirement after age 63 with ten years of service, all unvested SARs are forfeited on termination of employment. All SARs have a five-year term and any SARs not exercised during the term will be forfeited. Vested SARs may be exercised during employment or during the twelve-month period following termination of employment or until the end of the five-year term, if earlier.

The Company surveyed certain Stockholders after the 2006 Annual Meeting to attempt to determine the reason why the 2006 proposal was not approved. Stockholders’ feedback focused on two areas. First, some Stockholders expressed concern over the number of additional Shares they had been asked to approve. Second, some Stockholders believed that any additional awards should not dilute the ownership of existing Stockholders. The Board accordingly determined this year to modify its earlier proposal to address these concerns. The Board believes the new 2007 amendments achieve this goal.

Proposed 2007 Amendments

At its inception in 1995, the Plan authorized the use of 1,300,000 Shares, no more than 400,000 of which would be available for full-value, stock-based awards (performance awards, performance-based restricted stock, performance accelerated restricted stock and other stock-based awards). The 2001 amendments increased the total available Shares by 2,200,000, of which 400,000 could be used for full-value awards (performance awards, performance-based restricted stock, performance accelerated restricted stock and other stock-based awards), all subject to certain limits on annual individual awards.

The 2006 proposed amendments to the Plan would have increased the total available Shares by 3,800,000, of which 760,000 could be used for full-value awards (performance awards, performance-based restricted stock, performance accelerated restricted stock and other stock-based awards), subject to previously established limits on annual individual awards. In contrast, the new 2007 amendments now being proposed to the Plan will increase the total number of Shares by only 1,500,000, of which 300,000 could be used for full-value awards (performance awards, performance-based restricted stock, performance accelerated restricted stock and other stock awards), subject to the previously established limits on annual individual awards. Additionally, “Fair Market Value” under the Plan is now to be determined based on the closing price of the Company’s stock, rather than the prior average price concept, and a final set of amendments is intended to keep the Plan current with “best practices,” by eliminating certain provisions never utilized by the Compensation Committee, and to update the Plan in light of certain tax-related legislative developments.

More specifically with respect to these amendments, the Board of Directors recommends the elimination of four provisions from the Plan. They involve a potential methodology which could have considered only the net shares tendered from option exercises or for tax withholding against the Share reserve, “dividend equivalent rights,” which could be used to provide additional shares as dividend equivalents on awards made pursuant to the Plan, grants of incentive stock options, and “stock option repricing,” which could allow repricing of previously granted stock options. No awards granted previously under the Plan have utilized “dividend equivalent rights,” incentive stock options or any of these features, and the Board of Directors does not believe that their elimination from the Plan will adversely impact the Compensation Committee’s ability to deliver effective long-term incentives to participants. The tax-related changes principally involve revisions to the Plan’s share adjustment and deferral provisions as well as the definition of “Fair Market Value.” These changes are intended to ensure compliance with Section 409A of the Internal Revenue Code so that participants will not be subject to taxes and penalties under that Code section.

As of December 31, 2006, the end of the Company’s 2006 fiscal year, 266,356 Shares remained available for awards, no more than 168,694 of which were available for full-value awards. The weighted average remaining contractual life of the stock options awarded and outstanding as of February 23, 2007, is approximately 6.6 years.

The Accelerated Share Repurchase Program

If Stockholders approve the 2007 proposed amendments to the Plan, the Company expects to enter into an accelerated share repurchase program offered by Goldman, Sachs & Co. (Goldman) under which Goldman will be paid by the Company to buy 1,500,000 Shares in the open market over a time period of approximately nine months. The Company expects to borrow all, or substantially all, of the funds necessary for this program and, assuming current interest rates and an effective date in early May, the Company anticipates the program will be modestly accretive to earnings per share.

Performance Goals and Award Limits Under the Plan

The Compensation Committee is authorized to designate participants from among eligible officers and other employees, determine the type and number of awards to be granted, set terms and conditions of awards and make all determinations which may be necessary or advisable for Plan administration.

The Plan is generally designed to comply with Section 162(m) of the Code, which requires per-person award limits and Stockholder approval of the financial or other performance criteria used by the Committee for making performance-based awards.

The Committee may use the following performance criteria, individually or in any combination, for making performance-based awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group, or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; or reductions in costs.

The Plan also contains certain limits on annual individual awards. The limit on shares available annually for individual awards of stock options and stock appreciation rights (SARS) is 200,000 shares; the maximum payout under performance-based awards is $2,000,000 and the maximum shares available annually for restricted stock and other stock-based awards is 100,000 (or 200,000 over a two-year period). No changes are recommended for either the foregoing performance criteria or these award limits.

Other Features of the Plan

The Plan additionally provides for the discretionary grant by the Committee of deferred stock, performance accelerated restricted stock, performance awards, performance-based restricted stock, restricted stock, stock appreciation rights, stock options and other stock-based awards, or combinations of these awards. The only awards to-date have been non-qualified stock options and performance accelerated restricted stock.

The individuals eligible to participate in the Plan are the Chief Executive Officer and the Company’s other most highly compensated officers (Covered Employees), who in 2006 were the individuals named in the Summary Compensation Table in this Proxy Statement and other salaried employees of the Company and its subsidiaries whose performance may significantly affect the success of the Company (approximately 164 people). No determination has been made as to which of the persons eligible to participate in the Plan will receive awards under the Plan in the future and, therefore, the future benefits to be allocated to any individual or to various groups of eligible participants are not presently determinable.

The Plan allows Shares forfeited or related to an award which terminates without issuance of Shares to become available again for issuance, but in no event shall the number of shares subject to outstanding awards exceed the total shares authorized by Stockholders. The closing price of a share of Class A Common Stock on the New York Stock Exchange on February 23, 2007, was $43.12.

Amendment, Termination and Adjustments

The Board may amend, suspend or terminate the Plan without the consent of Stockholders or participants, except that Stockholder approval must be sought if any such amendment would have the effect of increasing the total number of Shares that may be awarded under the Plan, increasing the per-participant limits on Shares to be awarded under the Plan, materially increasing the benefits accruing to Covered Employees or if Stockholder approval otherwise is required by any applicable law or regulation or rule of a stock exchange or if the Board in its discretion determines that obtaining such approval is advisable.

Federal Income Tax Implications

The grant of an option or SAR will create no tax consequences for the participant or the Company. Upon exercising an option, the participant generally must recognize ordinary income equal to the difference between the value of the grant on the date issued and the price of the Company’s stock on the date of exercise, subject to the previously described 100% valuation cap. Upon exercising a SAR, the participant generally must recognize ordinary income equal to the cash or the fair market value of Shares received. In each case, the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

A participant’s disposition of Shares acquired upon the exercise of an option or SAR will result in a short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such Shares. Generally, there will be no tax consequences to the Company in connection with a disposition of Shares acquired under an option or other award.

With respect to awards granted under the Plan that may be settled either in cash, Shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize compensation income equal to the cash or the fair market value of stock or other property received. The Company will be entitled to a deduction for the same amount. With respect to awards involving Shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the Company will be entitled to a deduction for the same amount at the same time the participant recognizes ordinary income.

In each instance described above, the deduction available to the Company may be limited by Section 162(m) of the Code which places a $1 million limit on the deduction that may be taken for compensation paid to any Covered Employee unless such compensation is based upon the attainment of performance goals established by the Committee and paid pursuant to a plan approved by Stockholders. The Plan is designed so that options, SARs and performance-based awards (except for performance accelerated restricted stock) will qualify as performance-based compensation.

The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Equity Compensation Plan Information

The following table shows equity compensation plan information as of the end of the 2006 fiscal year (December 31, 2006):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders
1966 Selected Employees’ Stock Option Plan	400	$2.31	—
1971 Unqualified Stock Option Plan	900	$2.50	—
1976 Non-qualified Stock Option Plan	1,100	$2.50	—
1987 Non-qualified Stock Option Plan	64,000	$39.06	—
1995 Long-Term Incentive Plan	1,965,164	$54.99	266,356
Equity compensation plans not approved by security holders
None
Total	2,031,564	$54.43	266,356

Effect on Further SARS Awards

Because the Board of Directors believes the 2007 proposed amendments to the Plan better align the interests of Stockholders and employees than SARs awards, if the 2007 proposed amendments to the Plan are approved by Stockholders, the Board does not anticipate authorizing further SARs awards, provided adequate stock options remain available.

The Board of Directors recommends a vote FOR approval of the amendments to the Media General, Inc., 1995 Long-Term Incentive Plan. Approval requires a majority of votes cast by holders of Class A and Class B Common Stock voting together and not as separate classes.

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 30, 2007.

Ernst & Young LLP has examined the accounts of the Company for many years, including 2006. Ernst & Young LLP advises that it is an independent registered public accounting firm with respect to the Company within the meaning of the applicable rules and regulations of the SEC. A representative of Ernst & Young LLP will be present at the Annual Meeting to make a statement, if he desires to do so, and to respond to appropriate questions from Stockholders.

Although not required by the Company’s By-laws or otherwise, the Board is submitting for Stockholder ratification the selection of Ernst & Young LLP as the Company’s independent registered public accountants. As described above, and consistent with the Company’s Articles of Incorporation, only the Company’s Class B Stockholders are entitled to vote on this Item.

The Board of Directors recommends that Class B Stockholders vote FOR ratification of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal year 2007.

NOMINATIONS AND PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

The By-laws of the Company provide that the Annual Meeting of stockholders shall be held during the Company’s second fiscal quarter on a date fixed by the Board of Directors. The Company’s 2008 Annual Meeting will be held on April 24, 2008.

Rule 14a-8 under the Exchange Act contains eligibility requirements that must be satisfied for a stockholder to submit a proposal for inclusion in a company’s proxy statement. One of the eligibility requirements under that Rule is that a stockholder be entitled to vote on the proposal the stockholder seeks to submit. In addition, it is the Company’s view that ownership of shares of a class not registered under the Exchange Act does not entitle a Stockholder to submit a proposal under the Rule. Stockholders who believe they are eligible to have their proposals included in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders, in addition to other applicable requirements established by the SEC, must ensure that their proposals are received by the Secretary of the Company no later than November 15, 2007.

The By-laws of the Company also establish advance notice procedures for eligible Stockholders to make nominations for Director and to propose business to be transacted at an Annual Meeting. Under the Company’s By-laws, a Stockholder who wishes to submit Director nominations or other proposals for business for the 2008 Annual Meeting must ensure that the same are received by the Secretary of the Company between December 26, 2007, and January 25, 2008. The Company’s By-laws also require that certain specific information accompany a Stockholder’s notice of nomination or proposal for business.

DIRECTOR NOMINATION PROCESS

Pursuant to the Company’s Principles of Corporate Governance, a copy of which is available without charge on the Company’s website, www.mediageneral.com, and in print from the Investor Relations Department, the Nominating & Governance Committee is responsible for assisting the Board with the identification and consideration of, and recommends to the Board, candidates qualified to become nominees for election of Directors of the Company. Under the Corporate Governance Principles, in its consideration of director nominees recommended by the Nominating & Governance Committee, the Board is to consider all criteria established by it for election of nominees to the Board as well as the expressed interests of any Stockholder entitled to elect at least a majority of the Directors. Moreover, except for any Director who may have been an officer of the Company, Directors over the age of 73 are not eligible for reelection.

To qualify to be one of the Company’s director nominees, at a minimum, a candidate must exhibit the highest standards of integrity, commitment and independence of thought and judgment and be able to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties as a Director. The Board believes that the Directors as a group should have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests. In that connection, in selecting director nominees, the Nominating & Governance Committee and the Board review information regarding each proposed candidate, including any information provided in connection with a Stockholder recommendation submitted in accordance with the procedures described below, and consider the demonstrated talents, skills and expertise of any proposed candidate in relation to those of the existing Directors.

In selecting the Company’s director nominees in connection with each Annual Meeting, it is the policy that the Nominating & Governance Committee consider director candidates recommended by any Stockholder of the Company. Pursuant to procedures adopted by the Board, Director candidate recommendations made by Stockholders in connection with any Annual Meeting must be submitted, in writing, and received by the Secretary of the Company at least 120 days prior to the anniversary of the date on which the Company mailed its proxy statement in connection with the prior year’s Annual Meeting. Any Stockholder who wishes to recommend to the Nominating & Governance Committee and the Board a candidate for election at the Company’s 2008 Annual Meeting must ensure that the recommendation is received by the Secretary of the Company not later than November 14, 2007. Stockholder recommendations must be submitted together with the following information regarding the candidate:

•	the candidate’s full name, age, principal occupation and employer;

•	the candidate’s residence and business addresses and telephone numbers;

•	a biographical profile of the candidate, including educational background and business and professional experience and experience in the industries in which the Company has operations;

•	any relationship between the candidate and the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and all other information necessary for the Nominating & Governance Committee and the Board to determine whether the candidate meets the Board’s independence standards and qualifies as independent under the NYSE rules;

•	the classes and number of shares of stock of the Company owned beneficially and of record by the candidate;

•

any other information relating to the candidate (including a written consent of the candidate to be named as a nominee of the Company and to serve as a Director if elected) that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of Directors pursuant to the SEC’s proxy rules and the rules of the NYSE; and

•	any other information regarding the candidate that the Stockholder wishes the Board to consider in evaluating the recommended candidate.

In addition, when submitting a recommendation, a Stockholder must include the following information:

•	the Stockholder’s full name, principal occupation and employer;

•	the Stockholder’s address and telephone number;

•

the classes and number of shares of stock of the Company owned beneficially and of record by the Stockholder, including, if the Stockholder is not a Stockholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the SEC’s proxy rules;

•

a description of all arrangements and understandings between the Stockholder and each candidate being recommended by the Stockholder and any other person or persons (including their names) pursuant to which the candidate(s) are being recommended by the Stockholder; and

•

any other information relating to the Stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of Directors pursuant to the SEC’s proxy rules and the rules of the NYSE.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to the Company’s Directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and others performing similar functions. A copy of the Company’s Code of Business Conduct and Ethics is available without charge on the Company’s website, www.mediageneral.com, and in print from the Investor Relations Department. The Company intends to disclose on its website any amendments that are made to the Code as well as any waivers granted under the Code to any Executive Officer or Director, as required by the rules of the SEC and the NYSE.

POLICY AND PROCEDURES WITH RESPECT TO RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Policy and Procedures With Respect to Related Person Transactions. That policy is attached hereto as Appendix A.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

As a policy matter, all Directors are urged strongly to attend each Annual Meeting of Stockholders. All members of the Board attended the Company’s Annual Meeting in 2006.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Stockholders or other interested parties desiring to send communications to the Board’s independent Directors, non-management Directors or any individual Director, including the Director to preside at the Board’s next executive session, may do so by addressing their correspondence to “Corporate Secretary, Media General, Inc., P.O. Box 85333, Richmond, Virginia 23293-0001” and by marking the envelope “Confidential—Communication to Board of Directors.” The Board’s independent non-management Directors have approved a process by which the Corporate Secretary will maintain a log of all such correspondence and will review, sort and summarize this correspondence. Communications determined to be appropriate in accordance with the independent non-management Directors’ approved process will be forwarded to the individual members of the Board. Directors at any time may review the log of all correspondence and request a copy of any communication.

SOLICITATION OF PROXIES

The Company may solicit proxies in person or by telephone or mail. The cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses in sending proxy material to their principals, will be borne by the Company. Officers and other employees of the Company may participate in such solicitation, for which they will receive no special or additional compensation. In addition, the Company has retained D. F. King & Co. to assist in the solicitation of proxies for a basic fee of $8,500, plus reimbursement of out-of-pocket expenses.

OTHER MATTERS

Management does not intend to present, nor, in accordance with the Company’s By-laws, has it received proper notice from any person who intends to present, any matter for action by Stockholders at the Annual Meeting, other than as stated in the accompanying Notice. However, the enclosed proxy confers discretionary authority with respect to the transaction of any other business which properly may come before the meeting, and it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their best judgment.

As indicated on Pages 14 and 18, certain information is incorporated by reference from the Company’s 2006 Annual Report to Stockholders.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting, Proxy Statement and 2006 Annual Report are available at www.mediageneral.com. Receiving proxy materials online in place of paper copies helps to reduce the Company’s printing and mailing costs and provides Stockholders with a convenient, automatic link to the proxy vote site. Most Stockholders desiring to enroll in this electronic delivery service may do so by visiting www.amstock.com and following the prompts for email enrollment; others will find a sepa -

rate page with electronic delivery information in the envelope containing their proxy materials. “Street name” Stockholders can check the information in the proxy materials provided by their bank or broker.

Stockholders who previously have enrolled in the electronic delivery service will receive their materials online this year. Enrollment is effective until cancelled, and Stockholders may withdraw consent to electronic delivery at anytime and resume receiving Stockholder communications in printed form. Please call Media General Investor Relations at (804) 649-6103 with any questions.

By Order of the Board of Directors

GEORGE L. MAHONEY, Secretary

Richmond, Virginia

March 13, 2007

Stockholders are requested to vote by the Internet, by telephone or by completing and returning the accompanying proxy card in the envelope provided, whether or not they expect to attend the meeting in person. Internet and telephone voting facilities will close at 11:00 a.m. E.S.T. on April 25, 2007. A proxy may be revoked at any time before it is voted.

APPENDIX A

MEDIA GENERAL, INC.

POLICY AND PROCEDURES WITH RESPECT TO

RELATED PERSON TRANSACTIONS

Statement of Policy

The Company recognizes that Related Person Transactions (as defined below) can present potential or actual conflicts of interest. It is the Company’s preference to avoid Related Person Transactions that are not Exempt Related Party Transactions (as defined below). Nevertheless, the Company recognizes that there may be situations where Related Person Transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services from Related Persons (as defined below) that are of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or may provide products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Board of Directors has adopted the procedures set forth below for the review, approval or ratification of Related Person Transactions. The Board of Directors will review and may amend this Policy from time to time.

Related Person Transactions

For the purposes of this policy, a “Related Person Transaction” is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which the Company (including its subsidiaries) was, is or will be a participant and the amount involved (computed as described below) exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

For purposes of this Policy, a “Related Person” means:

1.	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or an Immediate Family Member (as defined below) of any director or executive officer of the Company;

2.	any person who is or is expected to become a nominee to become a director of the Company and any person who is, or at any time since the beginning of the Company’s last fiscal year was, an Immediate Family Member of any such nominee;

3.	any person who is known to the Company to be the beneficial owner of more than 5 percent of the Class A Common Stock or Class B Common Stock and any Immediate Family Member of such shareholder; and

4.	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5 percent or greater beneficial ownership interest.

For purposes of this Policy, an “Immediate Family Member” of a person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person and any individual (other than a tenant or employee) sharing the household of such person.

For purposes of this Policy, a “Related Party Transaction” shall be considered an “Exempt Related Party Transaction” if the Chief Financial Officer or the General Counsel determines the direct or indirect interest a Related Person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

For purposes of this Policy, the “amount involved” in a transaction shall be computed by determining the dollar value of the amount involved in the transaction in question, which shall include, in the case of any lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments due on or after the beginning of the Company’s fiscal year, including any required or optional payments due during or at the conclusion of the lease or other transaction providing periodic payments or installments, and in the case of indebtedness, the largest aggregate amount of all indebtedness likely to be outstanding at any time during any fiscal year plus the largest amount of interest likely to be payable in any fiscal year (but excluding amounts due to the Company from a Related Person for purchases of goods and services subject to usual trade terms, for ordinary course business travel and expense payments and for transactions in the ordinary course of business).

Approval Procedures

If a proposed transaction is identified as a potential Related Person Transaction before the Company enters into the transaction, the following steps shall be taken:

1.	The division president or business unit leader responsible for the potential Related Person Transaction shall notify the Chief Financial Officer and the General Counsel of the facts and circumstances of the proposed Related Person Transaction, including (i) the Related Person’s relationship to the Company and interest in the transaction; and (ii) the material facts of the proposed Related Person Transaction, including the proposed amount involved in such transaction. The Chief Financial Officer or the General Counsel will assess whether the proposed transaction is a Related Person Transaction for purposes of this Policy and whether approval of such transaction by the Board of Directors or the Audit Committee of the Board of Directors is required under this Policy.

2.	If the Chief Financial Officer or the General Counsel determines that the proposed transaction is a Related Person Transaction and not an Exempt Related Party Transaction, the proposed Related Person Transaction shall be submitted to the Audit Committee of the Board of Directors for consideration at the next Audit Committee meeting or, in those instances in which the Chief Financial Officer or the General Counsel, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who shall possess delegated authority to act between Audit Committee meetings).

3.	The Audit Committee, or where submitted to the Chair, the Chair, shall consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to the Company; the impact of the transaction on the independence of any director or director nominee; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her Immediate Family Members is the Related Person. The Audit Committee (or the Chair) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee (or the Chair) determines in good faith.

4.	The Chair of the Audit Committee shall report to the Audit Committee at the next Audit Committee meeting any approval under this Policy pursuant to delegated authority.

Ratification Procedures

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Person Transaction (other than an Exempt Related Party Transaction) that has not been previously approved or previously ratified under this Policy, the following steps shall be taken:

1.	If the transaction is pending or ongoing, it shall be submitted to the Audit Committee or Chair of the Audit Committee promptly, and the Audit Committee or Chair shall consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to the Company; the impact of the transaction on the independence of any director or director nominee; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Based on the conclusions reached, the Audit Committee or the Chair shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction; and

2.	If the transaction is completed, the Audit Committee or Chair of the Audit Committee shall evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction or other action is appropriate, and shall request that the Chief Financial Officer or the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee or Chair for prior approval and whether any changes to these procedures are recommended.

Review of Ongoing Transactions

At the Committee’s first meeting of each fiscal year, the Audit Committee shall review any previously approved or ratified Related Person Transactions (other than Exempt Related Party Transactions) that remain outstanding.

Disclosure

All Related Person Transactions that are required to be disclosed in the Company’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations, shall be disclosed in accordance with such laws, rules and regulations.

The material features of this policy shall be disclosed in the Company’s annual report on Form 10-K or in the Company’s proxy statement, as required by applicable laws, rules and regulations.

APPENDIX B

MEDIA GENERAL, INC.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURES

Statement of Principles

The Audit Committee periodically shall pre-approve the audit and non-audit services performed by the independent auditors to assure that the provision of such services does not impair the auditors’ independence. The term of any pre-approval is 12 months from the date of pre-approval, unless the Committee specifically provides for a different period.

Delegation

The Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Committee at its next scheduled meeting. The Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Audit and Audit-Related Services

The annual audit services engagement terms and fees and audit-related services such as assurance and related services reasonably related to the performance of the audit or the review of the Company’s financial statements shall be particularized in the attached appendices and shall be subject to the specific pre-approval of the Committee. The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in scope, Company structure or other matters.

Tax and Non-Audit Services

The Committee may pre-approve non-audit services, including tax compliance, tax planning and tax advice, that it believes are appropriate, would not impair the independence of the auditors and that are particularized in the attached appendices. In connection with any proposed tax service, the independent auditors shall provide to the Committee an engagement letter relating to the service (which shall include descriptions of the scope of the service and the fee structure), any amendments thereto and any other compensation or other agreement between the independent auditor and any other person with respect to the provision of such service. The independent auditors also shall discuss with the Committee the potential effects of the provision of any proposed tax service on their independence.

Supporting Documentation

With respect to each proposed pre-approved service, the independent auditors shall provide to the Committee detailed back-up documentation setting forth the terms of the particular service to be provided.

[Pre-Approved Appendices Omitted.]

B-1

APPENDIX C

MEDIA GENERAL, INC.

1995 LONG-TERM INCENTIVE PLAN

Amended and Restated as of April 26, 2007

1. Purpose. The purpose of this 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007 (the “Plan”) of Media General, Inc. (together with any successor thereto (the “Company”), is (a) to promote the identity of interests between Shareholders and employees of the Company by encouraging and creating significant ownership of Class A Common Stock of the Company by officers and other salaried employees of the Company and its subsidiaries; (b) to enable the Company to attract and retain qualified officers and employees who contribute to the Company’s success by their ability, ingenuity and industry; and (c) to provide meaningful long-term incentive opportunities for officers and other employees who are responsible for the success of the Company and who are in a position to make significant contributions toward its objectives.

2. Definitions. In addition to the terms defined elsewhere in the Plan, the following shall be defined terms under the Plan:

2.01. “Award” means any Performance Accelerated Restricted Stock, Performance Award, Option, Stock Appreciation Right, Restricted Stock, Deferred Stock or Other Stock-Based Award or any other right or interest relating to Shares or cash granted to a Participant under the Plan.

2.02. “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

2.03. “Board” means the Board of Directors of the Company.

2.04. “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

2.05. “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan, or any subcommittee of either; provided, however, that the Committee, and any subcommittee thereof, shall consist of two or more directors, each of whom is a “disinterested person” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.

2.06. “Company” is defined in Section 1.

2.07. “Covered Employee” has the same meaning as set forth in Section 162(m) of the Code, and successor provisions.

2.08. “Deferred Stock” means a right, granted to a Participant under Section 6.05, to receive Shares at the end of a specified deferral period.

2.09. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

2.10. “Fair Market Value” means, as of any given date, with respect to Shares, Awards or other property, the closing price for the Shares as reported on the New York Stock Exchange or other primary market in which Shares are traded (or, if the Shares were not traded on such date, then on the next preceding day on which the Shares were traded), or on any other reasonable basis determined by the Committee using actual transactions in the Shares as reported by such market and consistently applied.

2.11. “Option” means a right, granted to a Participant under Section 6.06, to purchase Shares, other Awards or other property at a specified price during specified time periods and which is not intended to satisfy the requirements of Section 422 of the Code.

2.12. “Other Stock-Based Award” means a right, granted to a Participant under Section 6.08, that relates to or is valued by reference to Shares.

2.13. “Participant” means a person who, as an officer or salaried employee of the Company or any Subsidiary, has been granted an Award under the Plan.

2.14. “Performance Accelerated Restricted Stock” means Restricted Stock granted to a Participant under Section 6.02 containing certain performance criteria established by the Committee which, if met, shall accelerate the vesting thereof.

2.15. “Performance Award” means a right granted to a Participant under Section 6.03 to receive cash, Shares, other Awards or other property, the payment of which is contingent upon achievement of performance goals specified by the Committee.

2.16. “Performance-Based Restricted Stock” means Restricted Stock that is subject to a risk of forfeiture if specified performance criteria are not met within the restriction period.

2.17. “Plan” is defined in Section 1.

2.18. “Restricted Stock” means Shares granted to a Participant under Section 6.04 that are subject to certain restrictions and to a risk of forfeiture.

2.19. “Rule 16b-3” means Rule 16b-3, as from time to time amended and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

2.20. “Shareholders” means the holders of all issued and outstanding Shares.

2.21. “Shares” means the Class A Common Stock, $5.00 par value, of the Company and such other securities of the Company as may be substituted for Shares or such other securities pursuant to Section 9.

2.22. “Stock Appreciation Right” means a right granted to a Participant under Section 6.07 to be paid an amount measured by the appreciation in the Fair Market Value of Shares from the date of grant to the date of exercise of the right, with payment to be made in cash, Shares, other Awards or other property as specified in the Award or determined by the Committee.

2.23. “Subsidiary” means any corporation (other than the Company) with respect to which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock. In addition, any other related entity may be designated by the Board as a Subsidiary, provided such entity could be considered as a subsidiary according to generally accepted accounting principles.

2.24. “Year” means a calendar year.

3. Administration.

3.01. Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select and designate Participants;

(ii) to designate Subsidiaries;

(iii) to determine the type or types of Awards to be granted to each Participant;

(iv) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, based in each case on such considerations as the Committee shall determine (including the effect of Section 162(m) of the Code) and all other matters to be determined in connection with an Award;

(v) to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards or other property, or an Award may be cancelled, forfeited or surrendered;

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee or at the election of the Participant; provided, however, that any such deferral will be made in accordance with Section 409A of the Code;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii) to establish the performance criteria, pursuant to Section 7.01 hereof, under which Performance Accelerated Restricted Stock, Performance-Based Restricted Stock and other Performance Awards are to be granted, and to determine and certify whether such criteria have been attained;

(ix) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(x) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement or other instrument hereunder; and

(xi) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.02. Manner of Exercise of Committee Authority. Unless authority is specifically reserved to the Board under the terms of the Plan or applicable law, the Committee shall have sole discretion in exercising such authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Subsidiaries, Shareholders, Participants and any person claiming any rights under the Plan from or through any Participant. The express grant of any specific power to the Committee and/or the taking of any action by the Committee shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. The Committee may delegate to officers or managers of the Company or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.

3.03. Limitation of Liability. Each member of the Committee shall in good faith be entitled to rely or act upon any report or other information furnished to such member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4. Shares Subject to the Plan. Effective April 26, 2007, the total number of Shares reserved and available for Awards under the Plan shall be increased by 1,500,000 (for a total of 5,000,000 since the Plan’s inception in 1995) of which up to 300,000 Shares (for a total of 1,100,000 Shares since the Plan’s inception in 1995) may be reserved for awards of Performance Awards, Performance-Based Restricted Stock, Performance Accelerated Restricted Stock and Other Stock-Based Awards.* For purposes of this Section 4, the number of and time at which Shares shall be deemed to be subject to Awards and therefore counted against the number of Shares reserved and available under the Plan shall be the earliest date at which the Committee reasonably can estimate the number of Shares to be distributed in settlement of an Award or with respect to which payments will be made; provided, however, that the Committee may adopt procedures for the counting of Shares relating to any Award for which the number of Shares to be distributed, or with respect to which payment will be made, cannot be fixed at the date of grant to ensure appropriate counting, avoid double counting (in the case of tandem or

*	As of December 31, 2006, only 266,356 Shares remained available for future Awards, of which 168,694 may be used for full-value Awards.

substitute awards) and provide for adjustments in any case in which the number of Shares actually distributed or with respect to which payments are actually made differs from the number of Shares previously counted in connection with such Award. Gross issuance amounts, not net issuance amounts, shall be utilized in counting Shares against the number of Shares reserved, and Shares withheld by or otherwise remitted to the Company to satisfy a Participant’s tax withholding obligations upon the lapse of any restrictions on Performance Accelerated Restricted Stock, Restricted Stock, or other Stock-Based Awards, upon the exercise of any Options or Stock Appreciation Rights or upon the payment or issuance of Shares under the Plan with respect to any Award, will not be available for Awards under the Plan.

If any Shares to which an Award relates are forfeited or the Award is settled or terminates without a distribution of Shares (whether or not cash, other Awards or other property is distributed with respect to such Award), any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement or termination, again be available for Awards under the Plan.

5. Eligibility. Awards may be granted only to individuals who are officers or other salaried employees (including employees who also are directors) of the Company or a Subsidiary; provided, however, that no Award pursuant to this Plan shall be granted to any member of the Committee.

6. Specific Terms of Awards.

6.01. General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11.02), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation the acceleration of vesting of any Awards or terms requiring forfeiture of Awards in the event of termination of employment by the Participant.

6.02. Performance Accelerated Restricted Stock. Subject to the provisions of Sections 7.01 and 7.02, the Committee is authorized to grant Performance Accelerated Restricted Stock to Participants on the following terms and conditions:

(i) Awards and Dividends. Performance Accelerated Restricted Stock Awards shall be denominated in Shares. The Participant thereupon shall be a Shareholder with respect to the Shares awarded, including the right to vote such Shares and to receive all dividends and distributions paid with respect thereto.

(ii) Certificates of Shares. Performance Accelerated Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Performance Accelerated Restricted Stock are registered in the name of a Participant, such certificates shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Performance Accelerated Restricted Stock, the Company shall retain physical possession of the certificates, and the Participant shall deliver a stock power to the Company, endorsed in blank, relating to that Performance Accelerated Restricted Stock.

(iii) Restrictions and Acceleration. At the time of the award of Performance Accelerated Restricted Stock, the Committee shall specify a period commencing on the date of the Award and ending on a date that is no more than 10 years thereafter. At the time of each such Award, the Committee also shall specify and advise the Participant of such performance targets as the Committee shall determine to be appropriate which, if met, shall accelerate the termination of the foregoing restricted period for all or such other portion of the Performance Accelerated Restricted Stock as the Committee shall deem appropriate.

(iv) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during an applicable restriction period, all Performance Accelerated Restricted Stock that remains subject to such applicable restriction period shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Performance Accelerated Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee in other cases may waive in whole or in part the forfeiture of Performance Accelerated Restricted Stock.

6.03. Performance Award. Subject to the provisions of Sections 7.01 and 7.02, the Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

(i) Awards and Conditions. A Performance Award shall confer upon the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Award is granted, in whole or in part, as determined by the Committee, conditioned upon the achievement of performance criteria determined by the Committee.

(ii) Other Terms. A Performance Award shall be denominated in Shares and may be payable in cash, Shares, other Awards or other property, and the same may have such other terms as shall be determined by the Committee.

6.04. Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise as the Committee shall determine.

(ii) Forfeiture. Performance-Based Restricted Stock shall be forfeited unless the pre-established performance criteria established by the Committee are satisfied during the applicable restriction period. Except as otherwise determined by the Committee, including any vesting of Restricted Stock and accelerated vesting of Performance Accelerated Restricted Stock, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, Performance Accelerated Restricted Stock or other Restricted Stock that is at that time subject to restrictions shall be forfeited and reallocated to other Awards to be granted under the Plan; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Performance Accelerated Restricted Stock or other Restricted Stock will be waived in whole or in part in the event of termination of employment resulting from specified events.

(iii) Certificates of Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificates, and if required by the Committee, the Participant shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends. Dividends paid on Restricted Stock shall be paid to the Participant in cash. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such stock or other property has been distributed.

6.05. Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants on the following terms and conditions:

(i) Award and Restrictions. Delivery of Shares will occur upon expiration of the deferral period specified for Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). Any deferral election by the Participant that is permitted by the Committee shall be made in accordance with Section 409A of the Code. In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments or otherwise as the Committee shall determine.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of termination of employment resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

6.06. Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such exercise price shall be not less than the Fair Market Value of a Share on the date of grant of such Option. Except for adjustment as authorized in Section 9, the exercise per Share purchasable under an Option may not be reduced (by amendment or cancellation of the Option or otherwise) after the date of grant of such Option.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Shares (including Shares acquired from the Company if held at least six months prior to such exercise), other Awards or awards issued under other Company plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements), and the methods by which Shares will be delivered or deemed to be delivered to Participants. Options shall expire not later than 10 years after the date of grant.

6.07. Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee as of the date of grant of the Stock Appreciation Right, which shall be not less than the Fair Market Value of one Share on the date of grant. Except for an adjustment authorized in Section 9, the grant price of the Stock Appreciation Right may not be reduced (by amendment or cancellation of the Stock Appreciation Right or otherwise) after the date of grant of such Stock Appreciation Right.

(ii) Other Terms. The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part, the method of exercise, the method of settlement, the form of consideration payable in settlement, the method by which Shares will be delivered or deemed to be delivered to Participants and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights shall expire not later than 10 years after the date of grant.

6.08. Other Stock-Based Awards. The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards, which may include performance criteria. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6.08 shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7. Certain Provisions Applicable to Awards.

7.01. Performance-Based Awards. Performance Awards, Performance-Based Restricted Stock, and certain Other Stock-Based Awards subject only to performance criteria are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and shall be paid solely on account of the attainment of one or more pre-established, objective performance goals within the meaning of, and subject to such additional approval of the Company’s Shareholders as may be required by, Section 162(m) of the Code and the regulations thereunder. Until otherwise de -

termined by the Committee, the performance goals shall be based upon the attainment of one or more of the following pre-established criteria: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group, or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market share; gross profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; or reductions in costs.

The payout of any such Award may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the direction of the Committee.

7.02. Maximum Yearly Awards. No Participant may be granted an Option or Stock Appreciation Right exceeding 200,000 Shares in any Year. The maximum individual payment with respect to Performance Awards is $2,000,000 in any Year or 100,000 Shares in any Year. The maximum number of Shares that may be awarded with respect to Awards of Performance-Based Restricted Stock, Performance Accelerated Restricted Stock and Other Stock-Based Awards is 100,000 Shares in any Year or 200,000 Shares in any two-Year period.

7.03. Stand-Alone, Additional, and Tandem Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award granted under the Plan or any award granted under any other plan of the Company, any Subsidiary or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

7.04. Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or a Stock Appreciation Right granted in tandem therewith exceed a period of 10 years from the date of its grant.

7.05. Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis, provided that any such deferred payments satisfy the requirements of Section 409A of the Code. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments, subject in any event to the requirements of Section 162(m) of the Code.

8. General Restrictions Applicable to Awards.

8.01. Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

8.02. Limits on Transfer of Awards; Beneficiaries. No right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any party (other than the Company or a Subsidiary) or shall be subject to any lien, obligation or liability of such Participant to any party (other than the Company or a Subsidiary). No Award subject to any restriction shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution (except to the Company under the terms of the Plan); provided, however, that a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant.

8.03. Registration and Listing Compliance. The Company shall not be obligated to deliver any Award or distribute any Shares with respect to any Award in a transaction subject to regulatory approval, registration or any other applicable requirement of federal or state law, or subject to a listing requirement under any listing or similar agreement between the Company and any national securities exchange, until such laws, regulations and contractual obligations of the Company have been complied with in full, although the Company shall be obligated to use reasonable efforts to obtain any such approval and comply with such requirements as promptly as practicable.

8.04. Share Certificates. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop-transfer order and other restrictions as the Committee may deem advisable under applicable federal or state laws, rules and regulations thereunder, and the rules of any national securities exchange on which Shares are listed. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions that may be applicable to Shares, including under the terms of the Plan or any Award Agreement. In addition, during any period in which Awards or Shares are subject to restrictions under the terms of the Plan or any Award Agreement, or during any period during which delivery or receipt of an Award or Shares has been deferred by the Committee or a Participant, the Committee may require the Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Company or such other person as the Committee may designate.

9. Adjustment Provisions. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards, (ii) the number and kind of Shares issued or issuable in respect of outstanding Awards, and

(iii) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (other than Options or Stock Appreciation Rights that would create a deferral of income or a modification, extension or renewal under Section 409A of the Code of any Option or Stock Appreciation Right, except as may be permitted in applicable Treasury Regulations) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations or accounting principles.

10. Plan Amendments. The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of Shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation or termination shall be subject to the approval of the Company’s Shareholders no later than one year after such Board action if such Shareholder approval is required by any federal or state law or regulation, including without limitation Section 162(m) of the Code, or the rules of any stock exchange on which the Shares may be listed, or if the Board in its discretion determines that obtaining such Shareholder approval is for any reason advisable; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may impair the rights of such Participant under any Award theretofore granted to him.

11. General Provisions.

11.01. No Rights to Awards. No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees.

11.02. No Shareholder Rights. No Award shall confer on any Participant any of the rights of a Shareholder of the Company unless and until Shares are duly issued or transferred to the Participant in accordance with the terms of the Award.

11.03. Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts for withholding and other taxes due with respect thereto, its exercise or any payment thereunder and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any Award. This authority shall only include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s minimum withholding tax obligations.

11.04. No Right to Employment. Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any employee any right to continue in the employ of the Company or any Subsidiary or to interfere in any way with the right of the Company or any Subsidiary to terminate his employment at any time or increase or decrease his compensation from the rate in existence at the time of granting of an Award.

11.05. Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pur -

suant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards or other property pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

11.06. Other Compensatory Arrangements. The Company or any Subsidiary shall be permitted to adopt other or additional compensation arrangements (which may include arrangements which relate to Awards), and such arrangements may be either generally applicable or applicable only in specific cases.

11.07. Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whither such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

11.08. Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of laws and applicable federal law.

12. Effective Date. The amended and restated Plan shall become effective upon approval of the affirmative vote of the holders of a majority of the votes cast by the holders of Class A and Class B Common Stock of the Company, voting together and not as separate classes, at a meeting of the Company’s Shareholders to be held on April 26, 2007, or any adjournment thereof.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE

CLASS A

MEDIA GENERAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

April 26, 2007

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

J. Stewart Bryan III, George L. Mahoney and Marshall N. Morton, or any of them, the proxies of the undersigned, with power of substitution, are hereby appointed to vote all Class A Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, April 26, 2007, and any adjournment thereof, as follows on the reverse side and upon such other business as may properly come before the meeting for the vote of such Stockholder.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instruction over the Internet or by telephone: simply follow the instructions on the reverse side of this card. Internet and telephone voting facilities will close at 11:00 a.m. E.S.T. on April 25, 2007.

If you choose to submit your voting instruction by mail, just mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. Please date and sign this proxy as your name appears. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

(Continued and to be dated and signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

MEDIA GENERAL, INC.

April 26, 2007

CLASS A COMMON STOCK

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Internet and telephone voting are available 24 hours a day - 7 days a week and will close at 11:00 a.m. E.S.T. on April 25, 2007.

COMPANY NUMBER

ACCOUNT NUMBER

Electronic Distribution

If you would like to receive future Media General, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your E-Mail address.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY

      FOR ALL NOMINEES

☐ FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

CLASS A DIRECTORS

NOMINEES:

☐ Charles A. Davis

☐ Rodney A. Smolla

☐ Walter E. Williams

Item 2. Approve Amendments to the 1995 Long-Term Incentive Plan.

FOR        AGAINST        ABSTAIN

    ☐                ☐                        ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

RECEIPT OF NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

THIS PROXY REVOKES ALL PREVIOUS PROXIES. UNLESS INDICATED TO THE CONTRARY, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE

CLASS B

MEDIA GENERAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

April 26, 2007

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

J. Stewart Bryan III, George L. Mahoney and Marshall N. Morton, or any of them, the proxies of the undersigned, with power of substitution, are hereby appointed to vote all Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, April 26, 2007, and any adjournment thereof, as follows on the reverse side and upon such other business as may properly come before the meeting for the vote of such Stockholder.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instruction over the Internet or by telephone: simply follow the instructions on the reverse side of this card. Internet and telephone voting facilities will close at 11:00 a.m. E.S.T. on April 25, 2007.

If you choose to submit your voting instruction by mail, just mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. Please date and sign this proxy as your name appears. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

(Continued and to be dated and signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

MEDIA GENERAL, INC.

April 26, 2007

CLASS B COMMON STOCK

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Internet and telephone voting are available 24 hours a day - 7 days a week and will close at 11:00 a.m. E.S.T. on April 25, 2007.

COMPANY NUMBER

ACCOUNT NUMBER

Electronic Distribution

If you would like to receive future Media General, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your E-Mail address.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY

      FOR ALL NOMINEES

☐ FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

CLASS B DIRECTORS

NOMINEES:

☐ O. Reid Ashe, Jr.

☐ J. Stewart Bryan III

☐ Diana F. Cantor

☐ Marshall N. Morton

☐ Thompson L. Rankin

☐ Coleman Wortham III

Item 2. Approve Amendments to the 1995 Long-Term Incentive Plan.

FOR        AGAINST        ABSTAIN

    ☐                ☐                        ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Item 3. Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accountants.

FOR        AGAINST        ABSTAIN

    ☐                ☐                        ☐

RECEIPT OF NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

THIS PROXY REVOKES ALL PREVIOUS PROXIES. UNLESS INDICATED TO THE CONTRARY, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

MEDIA GENERAL, INC.

April 26, 2007

Employees’ MG Advantage 401(K) Plan

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Internet and telephone voting are available 24 hours a day - 7 days a week and will close at 11:00 a.m. E.S.T. on April 23, 2007.

COMPANY NUMBER

ACCOUNT NUMBER

Electronic Distribution - If you would like to receive future Media General, Inc. proxy statements and annual reports electronically, please call Media General, Inc. at (804) 649-6192 or email cfrey@mediageneral.com for further information.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Item 1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY

      FOR ALL NOMINEES

☐ FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

CLASS A DIRECTORS

NOMINEES:

☐ Charles A. Davis

☐ Rodney A. Smolla

☐ Walter E. Williams

Item 2. Approve Amendments to the 1995 Long-Term Incentive Plan.

FOR        AGAINST        ABSTAIN

    ☐                ☐                        ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

RECEIPT OF NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

THIS PROXY REVOKES ALL PREVIOUS INSTRUCTIONS. UNLESS INDICATED TO THE CONTRARY, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLASS A

MEDIA GENERAL, INC.

EMPLOYEES’ MG ADVANTAGE 401(K) PLAN

ANNUAL MEETING OF STOCKHOLDERS - April 26, 2007

THIS INSTRUCTION CARD IS SOLICITED BY FIDELITY MANAGEMENT TRUST COMPANY

As a participant in the MG Advantage 401(K) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee, regarding how to vote the shares of Media General, Inc. Class A Common Stock credited to your account at the Annual Stockholder Meeting to be held on April 26, 2007, and any adjournment thereof, as follows on the reverse side and upon such other business as may properly come before the meeting for the vote of such Stockholder.

The shares credited to your account will be voted as directed. If no direction is made, if the card is not signed, or if the card is not received by April 23, 2007, the shares credited to your account will be voted in the same proportion as directions received from participants.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instruction over the Internet or by telephone: simply follow the instructions on the reverse side of this card. Internet and telephone voting facilities will close at 11:00 a.m. E.S.T. on April 23, 2007.

If you choose to submit your voting instruction by mail, just mark, sign and date this proxy instruction on the reverse side and return it promptly in the envelope provided. Please date and sign this Instruction as your name appears.

(Continued and to be dated and signed on the reverse side)